Exhibit 10.2

EXECUTION COPY

AMENDMENT NO. 1 TO RECEIVABLES PURCHASE AGREEMENT

THIS AMENDMENT NO. 1 TO RECEIVABLES PURCHASE AGREEMENT (this “Amendment”), dated as of December 28, 2011 , is by and among (a) CMC Receivables, Inc., a Delaware corporation (“Seller”), (b) Commercial Metals Company, a Delaware corporation (“CMC”), as initial Servicer (“Servicer”) and as Performance Guarantor (“Performance Guarantor”), (c) Wells Fargo Bank, N.A., a national banking association (“WFB” or a “Committed Purchaser”), The Bank of Nova Scotia (“Scotiabank” or a “Committed Purchaser”), (d) Liberty Street Funding LLC, a Delaware limited liability company (“Liberty Street” and, together with the Committed Purchasers, the “Purchasers”), (e) Scotiabank in its capacity as administrator for itself and for Liberty Street (the “Liberty Street Administrator”), and (f) WFB in its capacity as administrative agent for the Purchasers (in such capacity, together with its successors and assigns, the “Administrative Agent”).

W I T N E S S E T H:

WHEREAS, Seller, Servicer, WFB and the Administrative Agent are parties to that certain Receivables Purchase Agreement dated as of April 5, 2011 (the “Agreement”), and Seller has advised WFB and the Administrative Agent that it wishes to add Scotiabank and Liberty Street as Purchasers thereunder and amend certain terms of the Agreement as more fully set forth in this Amendment; and

WHEREAS, Scotiabank, Liberty Street and the Liberty Street Administrator wish to become parties to the Agreement, and the Administrative Agent, the Liberty Street Administrator and Purchasers wish to agree to the requested amendments to the Agreement, on the terms and subject to the conditions hereinafter set forth;

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Definitions. Capitalized terms used and not otherwise defined herein are used with the meanings attributed thereto in the Agreement.

2. Joinder. On the terms and subject to the conditions set forth herein, Scotiabank hereby joins the Agreement as a Purchaser with a Commitment of $100,000,000, Liberty Street hereby joins the Agreement as an uncommitted Purchaser, and Scotiabank hereby joins the Agreement as Liberty Street Administrator.

3. Amendments. On the terms and subject to the conditions set forth herein, the Agreement is hereby amended to reflect each of the redlined changes in Exhibit A hereto.

4. Representations and Warranties. In order to induce the Administrative Agent, the Liberty Street Administrator and the Purchasers to enter into this Amendment, each of Seller and Servicer hereby represents and warrants to the Administrative Agent, the Liberty Street Administrator and the Purchasers that each of the representations and warranties set forth in Article III of the Agreement is true and correct in all material respects on and as of the date

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hereof as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall remain true and correct in all material respects as of such earlier date, (ii) no event has occurred and is continuing as of the date hereof that will constitute an Amortization Event or a Potential Amortization Event; and (iii) no Investment Excess exists as of the date hereof.

5. Conditions Precedent. This Amendment shall become effective as of the date hereof upon satisfaction of each of the following conditions precedent:

5.1. The Administrative Agent shall have received counterparts of this Amendment, duly executed by each of the parties hereto.

5.2. The Administrative Agent shall have received counterparts of an Administrative Agent’s Fee Letter, duly executed by each of the Administrative Agent and Seller, and payment in immediately available funds of its “Administrative Agent’s Fee” referred to therein.

5.3. The Administrative Agent shall have received counterparts of the Fee Letter, duly executed by each of the parties thereto, and each of WFB and Liberty Street shall have received payment, in immediately available funds of its “upfront fee” referred to therein.

5.4. The Administrative Agent shall have received signed reliance letters with respect to each of the legal opinions delivered in connection with the Transaction Documents as originally executed permitting reliance on such opinions by Scotiabank, individually and as Liberty Street Administrator, and Liberty Street as though they were original addressees thereof.

5.5. The Administrative Agent shall have received a copy of the resolutions of Seller’s Board of Directors authorizing Seller’s execution, delivery and performance of this Amendment, duly certified by Seller’s secretary or assistant secretary.

5.6. All conditions precedent to effectiveness of the Third Amended and Restated Credit Agreement dated as of December 28, 2011 by and among CMC, CMCLUX S.à. R.L., the lenders from time to time party thereto, and Bank of America, N.A., as administrative agent, swing line lender and an L/C issuer shall have been satisfied, and the Administrative Agent shall have received a copy thereof in its final form, together with copies of all security documents referenced therein.

5.7. Seller shall have paid to WFB all and unpaid Fees and Yield in respect of WFB’s Investments prior to the date hereof in immediately available funds.

5.8. Seller shall have paid to WFB’s counsel all of such counsel’s reasonable fees and disbursements in connection with the preparation or review of this Amendment and the other documents required to be delivered pursuant hereto in immediately available funds.

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6. Re-allocation of Outstanding Investments; Funding of Incremental Investment. On the date hereof, upon satisfaction of each of the conditions precedent set forth in Section 5 above, one or more Purchasers in the Liberty Street Funding Group will purchase from WFB 50% of its outstanding Investments for a purchase price of $15,000,000 (i.e., 50% of outstanding Capital) in immediately available funds payable to WFB, and, in addition, they will fund to WFB for distribution to Seller, 50% of the $20,000,000 Cash Purchase Price requested as an Incremental Investment.

7. Miscellaneous.

7.1. GOVERNING LAW. THIS AMENDMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW YORK (WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS PRINCIPLES THEREOF OTHER THAN SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW WHICH SHALL APPLY HERETO).

7.2. CONSENT TO JURISDICTION. EACH SELLER PARTY HEREBY IRREVOCABLY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF ANY UNITED STATES FEDERAL OR STATE COURT SITTING IN THE BOROUGH OF MANHATTAN, NEW YORK, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AMENDMENT, THE AGREEMENT AS AMENDED HEREBY, OR ANY DOCUMENT EXECUTED BY SUCH PERSON PURSUANT TO THIS AMENDMENT, AND EACH SELLER PARTY HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH COURT AND IRREVOCABLY WAIVES ANY OBJECTION IT MAY NOW OR HEREAFTER HAVE AS TO THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN SUCH A COURT OR THAT SUCH COURT IS AN INCONVENIENT FORUM. NOTHING HEREIN SHALL LIMIT THE RIGHT OF THE ADMINISTRATIVE AGENT, THE LIBERTY STREET ADMINISTRATOR OR ANY PURCHASER TO BRING PROCEEDINGS AGAINST ANY SELLER PARTY IN THE COURTS OF ANY OTHER JURISDICTION. ANY JUDICIAL PROCEEDING BY ANY SELLER PARTY AGAINST THE ADMINISTRATIVE AGENT, THE LIBERTY STREET ADMINISTRATOR OR ANY PURCHASER OR ANY AFFILIATE OF THE ADMINISTRATIVE AGENT, THE LIBERTY STREET ADMINISTRATOR OR ANY PURCHASER INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS AMENDMENT OR ANY DOCUMENT EXECUTED BY SUCH SELLER PARTY PURSUANT TO THIS AMENDMENT SHALL BE BROUGHT ONLY IN A COURT IN THE BOROUGH OF MANHATTAN, NEW YORK.

7.3. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS AMENDMENT, THE AGREEMENT AS AMENDED BY THIS AMENDMENT, ANY DOCUMENT EXECUTED BY ANY SELLER PARTY PURSUANT TO THE AGREEMENT OR THIS AMENDMENT OR THE RELATIONSHIP ESTABLISHED HEREUNDER OR THEREUNDER.

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7.4. Integration; Binding Effect. This Amendment and each other Transaction Document contain the final and complete integration of all prior expressions by the parties hereto with respect to the subject matter hereof and shall constitute the entire agreement among the parties hereto with respect to the subject matter hereof superseding all prior oral or written understandings. This Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns (including any trustee in bankruptcy).

7.5. Counterparts; Severability. This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same Agreement. To the fullest extent permitted by applicable law, delivery of an executed counterpart of a signature page of this Amendment by telefacsimile or electronic image scan transmission (such as a “pdf” file) will be effective to the same extent as delivery of a manually executed original counterpart of this Amendment. Any provisions of this Amendment which are prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

7.6. PATRIOT Act. Each Purchaser that is subject to the requirements of the Act hereby notifies Seller and the Servicer that pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies Seller Parties, the Originators and their respective Subsidiaries, which information includes the name and address of Seller, the Originators their respective Subsidiaries and other information that will allow such Purchasers to identify such parties in accordance with the Act.

7.7. Reaffirmation of Performance Undertaking. By its signature on a counterpart of this Amendment, Performance Guarantor hereby acknowledges receipt a this Amendment, reaffirms all of its obligations under the Performance Undertaking, acknowledges and agrees that the Performance Undertaking remains in full force and effect notwithstanding this Amendment and agrees that the Performance Undertaking is hereby ratified and confirmed.

[Signature Pages Follow]

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EXECUTION COPY

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed and delivered by their duly authorized officers as of the date hereof.

CMC RECEIVABLES, INC., AS SELLER

By:	/s/ Louis A. Federle
Name:	Louis A. Federle
Title:	Treasurer

Address for Notices:

CMC Receivables, Inc.

6565 N. MacArthur Blvd., Suite 800

Irving, TX 75039

Attn:         VP and Treasurer

Email:        louis.federle@cmc.com

Phone:      (214) 689-4370

Fax:           (214) 932-7960

COMMERCIAL METALS COMPANY, AS SERVICER AND AS PERFORMANCE GUARANTOR

By:	/s/ Louis A. Federle
Name:	Louis A. Federle
Title:	Vice President and Treasurer

Address for Notices:

Commercial Metals Company

6565 N. MacArthur Blvd., Suite 800

Irving, TX 75039

Attn:         VP and Treasurer

Email:       louis.federle@cmc.com

Phone:      (214) 689-4370

Fax:           (214) 932-7960

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WELLS FARGO BANK, N.A.,

INDIVIDUALLY AS A COMMITTED PURCHASER AND AS ADMINISTRATIVE AGENT

By:	/s/ Eero Maki
Name:	Eero Maki
Title:	Senior Vice President

Address for Notices:

Wells Fargo Bank, N.A.

6 Concourse Parkway, Suite 1450

Atlanta, GA 30328

Attention:     Eero Maki

Email:             rsgglobal@wachovia.com

Phone:           (404) 732-0821

Fax:                (404) 732-0801

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EXECUTION COPY

THE BANK OF NOVA SCOTIA,

INDIVIDUALLY AS A COMMITTED PURCHASER AND AS LIBERTY STREET ADMINISTRATOR

By:	/s/ Justin Perdue
Name:	Justin Perdue
Title:	Director

Address for Notices:

The Bank of Nova Scotia

711 Louisiana Street

Suite 1400

Houston, TX 77002

Attention:     Justin Perdue

Email: justin_perdue@scotiacapital.com; liberty_street@scotiacapital.com

Phone: (713) 759-3452

Fax:      (832) 426-6023

With a copy to:

The Bank of Nova Scotia

Director, Asset-Backed Finance

One Liberty Plaza, 26th Floor

New York, NY 10006

Attention:     Darren Ward

Email:      darren_ward@scotiacapital.com

Phone:     (212) 225-5264

Fax:          (212) 225-5274

Loan Administration Group -
Fundings/Paydown Notices, & Invoicing
VILMA PINDLING	CHERYL WILLIAMS
Tel: (212) 225-5410	Tel: (212) 225-5441
Fax: (212) 225-6465	Fax: (212) 225-6465
vilma_pindling@scotiacapital.com	cheryl_williams@scotiacapital.com

ALBERT LU	PARICHART SAENGMUENPETCH
Tel: (212) 225-5408	Tel: (212) 225-5456
Fax: (212) 225-6465	Fax: (212) 225-6465
albert_lu@scotiacapital.com	parichart_saengmuenpetch@scotiacapital.com

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Asset Backed Finance -
Reporting and Compliance (Monthly Reports)

Please send e-mails to: liberty_street@scotiacapital.com
JUDY BOOKAL	WILLIAM SUN
ANALYST	ASSOCIATE
One Liberty Plaza	One Liberty Plaza
New York, NY	New York, NY
Tel: (212) 225-5462	Tel: (212) 225-5331
Fax: (212) 225-5290	Fax: (212) 225-5290
judy_bookal@scotiacapital.com	william_sun@scotiacapital.com

Receivables Purchase Agreement - Signature Page

LIBERTY STREET FUNDING LLC, INDIVIDUALLY AS A PURCHASER

By:	/s/ Jill A. Russo
Name:	Jill A. Russo
Title:	Vice President

Address for Notices:

Liberty Street Funding LLC

c/o Global Securitization Services, LLC

114 West 47th Street, Suite 2310

New York, New York 10036

Attention: Jill A. Russo

Email: jrusso@gssnyc.com; liberty_street@scotiacapital.com

Phone: (212) 295-2742

Fax:     (212) 302-8767

EXHIBIT A

[SEE ATTACHED REDLINED VERSION OF THE AGREEMENT]

~~EXECUTION VERSION~~EXHIBIT A TO AMENDMENT NO. 1

RECEIVABLES PURCHASE AGREEMENT

DATED AS OF APRIL 5, 2011

AS AMENDED BY AMENDMENT NO. 1 DATED AS OF DECEMBER 28, 2011

AMONG

CMC RECEIVABLES, INC., AS SELLER,

COMMERCIAL METALS COMPANY, AS THE SERVICER,

LIBERTY STREET FUNDING LLC, AS A PURCHASER,

THE BANK OF NOVA SCOTIA, AS A COMMITTED PURCHASER AND AS LIBERTY STREET ADMINISTRATOR,

~~THE PURCHASERS FROM TIME TO TIME PARTY HERETO~~

WELLS FARGO BANK, N.A., AS A COMMITTED PURCHASER,

AND

WELLS FARGO BANK, N.A., AS ADMINISTRATIVE AGENT

TABLE OF CONTENTS

PAGE
ARTICLE I. TERMS OF THE INVESTMENTS		~~1~~2
Section 1.1.	Investment Facility	~~1~~2
Section 1.2.	Making Investments	~~1~~2
Section 1.3.	Transfer of Receivables and Other Purchased Assets	~~2~~3
Section 1.4.	Terms and Conditions for Sale, Assignment and Transfer	~~2~~3
Section 1.5.	Purchased Assets Coverage Percentage Computation	~~4~~5
Section 1.6.	Fees	5
Section 1.7.	Payment Requirements	5
Section 1.8.	Yield	~~5~~6
Section 1.9.	Suspension of the LMIR	~~5~~6

ARTICLE II. PAYMENTS AND COLLECTIONS		~~5~~6
Section 2.1.	Settlement Procedures	~~5~~6
Section 2.2.	Payment Rescission	~~9~~10
Section 2.3.	Clean-up Option	~~9~~10
Section 2.4.	Amount of Collections	~~9~~10

ARTICLE III. REPRESENTATIONS AND WARRANTIES		~~9~~10
Section 3.1.	Representations and Warranties of Seller	~~9~~10
Section 3.2.	Representations and Warranties of the Servicer	1~~3~~5

ARTICLE IV. CONDITIONS OF EFFECTIVENESS AND PURCHASES		1~~6~~8
Section 4.1.	Conditions Precedent to Effectiveness	1~~6~~8
Section 4.2.	Conditions Precedent to All Investments	1~~6~~8

ARTICLE V. COVENANTS		1~~7~~8
Section 5.1.	Affirmative Covenants of Seller Parties	1~~7~~8
Section 5.2.	Negative Covenants of Seller Parties	2~~5~~6

ARTICLE VI. ADMINISTRATION AND COLLECTION		2~~6~~8
Section 6.1.	Designation of the Servicer	2~~6~~8
Section 6.2.	Duties of the Servicer	2~~7~~9
Section 6.3.	Lock-Box Accounts	~~29~~31
Section 6.4.	Collection Notices	~~29~~31
Section 6.5.	Responsibilities of Seller	3~~0~~1
Section 6.6.	Reports	3~~0~~2
Section 6.7.	Servicing Fees	3~~0~~2

ARTICLE VII. AMORTIZATION EVENTS		3~~0~~2
Section 7.1.	Amortization Events	3~~0~~2
Section 7.2.	Remedies	3~~4~~6

+ARTICLE VIII. INDEMNIFICATION		3~~4~~6
Section 8.1.	Indemnities by Seller	3~~4~~6
Section 8.2.	Indemnities by the Servicer	3~~7~~9
Section 8.3.	Increased Cost and Reduced Return	~~39~~41
Section 8.4.	Other Costs and Expenses	4~~0~~2

ARTICLE IX. THE ADMINISTRATIVE AGENT ~~40~~ AND THE LIBERTY STREET ADMINISTRATOR		43
Section 9.1.	Appointment.	4~~0~~3
Section 9.2.	Delegation of Duties	4~~1~~3
Section 9.3.	Exculpatory Provisions	4~~1~~4
Section 9.4.	Reliance by the Administrative Agent, the Liberty Street Administrator and the Purchasers	4~~1~~4
Section 9.5.	Notice of Amortization Events	4~~1~~5
Section 9.6.	Non-Reliance on the Administrative Agent, the Liberty Street Administrator and Other Purchasers	4~~2~~5
Section 9.7.	Indemnification of Administrative Agent ~~42~~ and Liberty Street Administrator	45
Section 9.8.	Administrative Agent ~~in its~~and Liberty Street Administrator in their Individual ~~Capacity 43~~Capacities	46
Section 9.9.	Successor Administrative Agent	4~~3~~6
Section 9.10.	UCC Filings	4~~3~~7
Section 9.11.	Conflict Waivers	47

ARTICLE X. ASSIGNMENTS; PARTICIPATIONS		4~~3~~8
Section 10.1.	Assignments	4~~3~~8
Section 10.2.	Participations	4~~4~~8
Section 10.3.	Replacement of Purchaser	4~~4~~9

ARTICLE XI. GRANT OF SECURITY INTEREST		4~~5~~9
Section 11.1.	Grant of Security Interest	4~~5~~9

ARTICLE XII. MISCELLANEOUS		4~~5~~9
Section 12.1.	Waivers and Amendments	45~~9~~
Section 12.2.	Notices	4~~69~~50
Section 12.3.	Ratable Payments	~~46~~51
Section 12.4.	Protection of Ownership and Security Interests	~~46~~51
Section 12.5.	Confidentiality	~~47~~52
Section 12.6.	Limitation of Liability	~~48~~53
Section 12.7.	CHOICE OF LAW	~~48~~53
Section 12.8.	CONSENT TO JURISDICTION	~~49~~53
Section 12.9.	WAIVER OF JURY TRIAL	~~49~~54
Section 12.10.	Integration; Binding Effect; Survival of Terms	~~49~~54
Section 12.11.	Counterparts; Severability; Section References	5~~0~~4
Section 12.12.	PATRIOT Act	5~~0~~4
Section 12.13.	Recourse Against Certain Parties	5~~0~~4
Section 12.14.	Limitation on Payments	55

EXHIBITS AND SCHEDULES

Exhibit I	Definitions
Exhibit II-A	Form of Investment Notice
Exhibit II-B	Form of Reduction Notice
Exhibit III	Seller’s Chief Executive Office, Principal Place of Business, Records Locations, Federal Taxpayer ID Number and Organizational ID Number
Exhibit IV	Lock-Boxes and Lock-Box Accounts
Exhibit V	Form of Compliance Certificate
Exhibit VI	Form of Assignment Agreement
Exhibit VII	Credit and Collection Policy
Exhibit VIII	Form of Interim Report
Exhibit IX	Form of Monthly Report
Exhibit X	Form of Performance Undertaking
Exhibit XI	Corporate Names; Trade Names; Assumed Names
Schedule A	Commitments
Schedule B	Closing Documents
Schedule C	Divisions

RECEIVABLES PURCHASE AGREEMENT

THIS RECEIVABLES PURCHASE AGREEMENT dated as of April 5, 2011 and amended as of December 28, 2011, is among:

(a) CMC Receivables, Inc., a Delaware corporation (“Seller”),

(b) Commercial Metals Company, a Delaware corporation (“CMC”), as initial Servicer,

(c) Wells Fargo Bank, N.A., a national banking association (“WFB”), The Bank of Nova Scotia (“Scotiabank”) and each of the other ~~financial institutions~~banks from time to time party hereto (each~~, a “~~ of the foregoing, including WFB and Scotiabank, a “Committed Purchaser”),

(d) Liberty Street Funding LLC, a Delaware limited liability company (“Liberty Street” or a “Conduit Purchaser” and, together with the Committed Purchasers, the “Purchasers”),

(e) The Bank of Nova Scotia in its capacity as administrator of the Liberty Street Funding Group (in such capacity, together with its successor and assigns in such capacity, the “Liberty Street Administrator”), and

(~~d~~f) WFB in its capacity as administrative agent for the Purchasers (in such capacity, together with its successors and assigns, the “Administrative Agent”).

Unless defined elsewhere herein, capitalized terms used in this Agreement shall have the meanings assigned to such terms in Exhibit I.

PRELIMINARY STATEMENTS

Seller desires to transfer and assign Receivables to the Purchasers from time to time.

On the terms and subject to the conditions set forth herein, the Purchasers desire to acquire Receivables from Seller from time to time.

Scotiabank has been requested and is willing to act as Liberty Street Administrator on behalf of itself and Liberty Street in accordance with the terms hereof.

WFB has been requested and is willing to act as Administrative Agent on behalf of the Purchasers in accordance with the terms hereof.

ARTICLE I.

TERMS OF THE INVESTMENTS

Section 1.1. Investment Facility.

(a) On the terms and subject to the conditions hereof, the Seller may, from time to time before the Facility Termination Date, request that the Purchasers make investments ratably (based on their Percentages) in the Purchased Assets (each, an “Investment”) in accordance with Section 1.2. ~~Each Purchaser severally hereby agrees, on~~On the terms and subject to the conditions hereof~~,~~: (i) WFB severally commits to make Investments (through the Administrative Agent) from time to time from the date hereof to the Facility Termination Date, based on its Percentage of the Investment Price for each Investment requested pursuant to Section 1.2(a); and (ii) Liberty Street may, and in the event that Liberty Street declines to, Scotiabank severally commits to, make Investments (through the Administrative Agent) from time to time from the date hereof to the Facility Termination Date, based on the Liberty Street Funding Group’s Percentage of the Investment Price for each Investment requested pursuant to Section 1.2(a); provided that under no circumstances shall any Purchaser make any Investment if, after giving effect to such Investment, (~~i~~x) such Purchaser’s Capital (or, in the case of the Liberty Street Funding Group, the Liberty Street Funding Group’s aggregate Capital) outstanding ~~Capital~~ would exceed its Commitment, (~~ii~~y) the Aggregate Capital would exceed the Purchase Limit, or (~~iii~~z) the Purchased Assets Coverage Percentage would exceed 100%.

(b) Seller may, upon at least ten (10) Business Days’ notice to the Administrative Agent (who will promptly notify the Purchasers), terminate in whole or reduce in part, ratably amongst the Purchasers in accordance with their respective Percentages, the unused portion of the Purchase Limit; provided that each partial reduction of the Purchase Limit shall be in a minimum amount of $1,000,000 (or a larger integral multiple of $100,000) ~~per Purchaser~~for each of WFB and the Liberty Street Funding Group considered as a whole.

Section 1.2. Making Investments.

Each request for an Investment hereunder may be made on any day upon the Seller’s irrevocable written notice in the form of Exhibit II-A hereto (each, an “Investment Notice”) delivered to the Purchasers prior to 12:00 noon (New York time) at least one Business Day before the requested Investment Date, specifying: (a) the aggregate amount of cash (the “Cash Purchase Price”), if any, requested to be paid to the Seller for such Investment (which, unless such amount is $0, shall not be less than $1,000,000 per Purchaser or a larger integral multiple of $100,000), (b) the requested date of such Investment (which shall be a Business Day) and (c) the pro forma calculation of the Purchased Assets Coverage Percentage after giving effect to the increase in the Capital.

Section 1.3. Transfer of Receivables and Other Purchased Assets.

(a) Sale of Receivables. In consideration of the Purchasers’ agreement to make Investments, the entry into this Agreement by the Administrative Agent, the Liberty Street Administrator and the Purchasers, and the Administrative Agent’s and Purchasers’ agreement to make payments to the Seller from time to time in accordance with Section 1.4, effective on the Closing Date, the Seller hereby sells, conveys, transfers and assigns to the Administrative Agent, on behalf of the Purchasers, all of Seller’s right, title and interest in and to (i) all Receivables existing as of the close of business on the Initial Cutoff Date or thereafter arising from time to time prior to the Facility Termination Date, and all rights and payments relating thereto, (ii) all Related Security relating thereto, whether existing on the Initial Cutoff Date or thereafter arising, (iii) all Collections thereof, whether existing on the Initial Cutoff Date or thereafter arising, (iv) each Lock-Box and each Lock-Box Account, ~~,~~ whether existing on the Initial Cutoff Date or thereafter arising, and (v) all proceeds of any of the foregoing, whether existing on the Initial Cutoff Date or thereafter arising (collectively, the “Pool Assets”).

(b) Purchase of Purchased Assets. Subject to the terms and conditions hereof, the Administrative Agent (on behalf of the Purchasers) hereby purchases and accepts from the Seller all Pool Assets sold, assigned and transferred pursuant to Section 1.3(a) (collectively, the “Purchased Assets”).

(c) Obligations Not Assumed. The foregoing sale, assignment and transfer does not constitute and is not intended to result in the creation, or an assumption by the Administrative Agent, the Liberty Street Administrator or any Purchaser, of any obligation of the Seller, any Originator or any other Person under or in connection with the Receivables or any other Related Security, all of which shall remain the obligations and liabilities of the Seller, such Originator and/or such other Person, as applicable.

Section 1.4. Terms and Conditions for Sale, Assignment and Transfer. Subject to the terms and conditions hereof, in consideration for the sale, assignment and transfer of the Purchased Assets by the Seller to the Administrative Agent (on behalf of the Purchasers) hereunder:

(a) Investments. On the Closing Date, and thereafter from time to time prior to the Facility Termination Date, on request of the Seller for an Investment in accordance with Section 1.2, the Administrative Agent (on behalf of the Purchasers), in accordance with Section 1.2, shall pay to the Seller, each such Purchaser’s Percentage of the amount requested by the Seller under Section 1.2; provided, however, that nothing herein shall obligate the Administrative Agent to make any payment in excess of the funds it receives from the Purchasers.

(b) Reinvestments. On each Business Day prior to the Facility Termination Date, the Servicer, on behalf of the Administrative Agent and the Purchasers, shall pay to the Seller, out of Collections of the Receivables, the amount available for reinvestment in accordance with Section 2.1(b)(ii). Each such payment is herein referred to as a “Reinvestment”.

(c) Deferred Purchase Price. The Servicer, on behalf of the Administrative Agent and the Purchasers, shall pay to the Seller, from Collections, the amounts payable to the Seller from time to time pursuant to Section 2.1(b)(ii), Section 2.1(b)(iv) and clause fifth of Section 2.1(d)(ii) (such amounts, the “Deferred Purchase Price” with respect to the Purchased

Assets) at the times specified in such Sections. The parties hereto acknowledge and agree that the Administrative Agent and the Purchasers shall have the right to, and intend to, setoff (i) the Seller’s obligation to pay (or cause to be paid) to the Purchasers (or to the Administrative Agent on their behalf) all Collections on the portion of the Purchased Assets attributable to the Deferred Purchase Price against (ii) the Administrative Agent’s and the Purchasers’ obligations to pay (or cause to be paid) to the Seller the Deferred Purchase Price.

(d) Seller Payments Limited to Collections. Notwithstanding any provision contained in this Agreement to the contrary, the Administrative Agent and the Purchasers shall not be obligated to pay any amount to the Seller as the purchase price of the Purchased Assets pursuant to subsections (b) and (c) above except to the extent of Collections on Receivables available for distribution to the Seller in accordance with this Agreement. Any amount that the Administrative Agent or any Purchaser does not pay pursuant to the preceding sentence shall not constitute a claim (as defined in § 101 of the Bankruptcy Code) against or corporate obligation of such Person for any such insufficiency unless and until such amount becomes available for distribution to the Seller in accordance with Section 2.1(d)(ii).

(e) Intent of the Parties. The parties to this Agreement intend that the sale, assignment and transfer of Purchased Assets to the Administrative Agent (on behalf of the Purchasers) shall be treated as a sale for all purposes (other than for federal, state and local income and franchise tax purposes as provided in the following paragraph of this clause (e)). If notwithstanding the intent of the parties, such sale, transfer and assignment is not treated as a sale for such purposes, such sale, assignment and transfer shall be treated as the grant of, and the Seller does hereby grant to the Administrative Agent (for the benefit of the Purchasers) a security interest in the following property to secure all of the Seller’s obligations (monetary or otherwise) under this Agreement and the other Transaction Documents to which it is a party, whether now or hereafter existing or arising, due or to become due, direct or indirect, absolute or contingent: all of the Seller’s right, title and interest in, to and under all Pool Assets, whether now or hereafter owned, existing or arising. The Seller hereby authorizes the Administrative Agent to file financing statements describing as the collateral covered thereby as “all assets of the debtor, whether now owned or hereafter created, acquired or arising, and all proceeds of the foregoing” or words to that effect, notwithstanding that such wording may be broader in scope than the collateral described in this Agreement. The Administrative Agent, for the benefit of the Purchasers, shall have, with respect to the Pool Assets, and in addition to all the other rights and remedies available to the Administrative Agent and the Purchasers, all the rights and remedies of a secured party under any applicable UCC.

Notwithstanding the foregoing paragraph of this clause (e), the Seller Parties, the Administrative Agent and the Purchasers intend and agree to treat, for U.S. federal, state and local income and franchise tax (in the nature of income tax) purposes only, the sale, assignment and transfer of the Purchased Assets to the Administrative Agent (on behalf of the Purchasers) as a loan to the Seller secured by the Pool Assets. The provisions of this Agreement and all related Transaction Documents shall be construed to further these intentions of the parties.

~~(f) Additional Purchasers; Increase of Purchase Limit~~. ~~Provided that no Amortization Event or Potential Amortization Event exists and is continuing, the Seller may, with the written consent of the Administrative Agent (such consent not to be unreasonably withheld), add additional Persons as Purchasers with new Commitments under this Agreement; provided that the aggregate of all Commitments hereunder after giving effect to such addition would not exceed $200,000,000. Each new Purchaser shall become a party hereto, by executing and delivering to the Administrative Agent and the Seller, an Assumption Agreement substantially in the form of Exhibit VI hereto.~~

(f) ~~(g)~~ Nature of Obligations; Defaulting Purchasers. Each Purchaser’s obligations hereunder shall be several, such that the failure of any ~~other~~Committed Purchaser to make a payment in connection with any Investment shall not relieve any other Committed Purchaser of its obligation hereunder to make payment for any such Investment or drawing. Notwithstanding anything in this Section 1.4(~~g~~f) to the contrary, no Purchaser shall be required to make any Investment or payment with respect to such drawing pursuant to this Section 1.4(~~g~~f) for an amount which would cause the aggregate Capital of such Purchaser (after giving effect to such Investment) to exceed ~~its~~(i) in the case of Wells, its Commitment, and (ii) in the case of the Liberty Street Funding Group, Scotiabank’s Commitment.

Section 1.5. Purchased Assets Coverage Percentage Computation.

The Purchased Assets Coverage Percentage shall be initially computed on ~~the Closing Date~~December 28, 2011. Thereafter, until the Facility Termination Date, such Purchased Assets Coverage Percentage shall be automatically recomputed on each Business Day other than a Termination Day. From and after the occurrence of any Termination Day, the Purchased Assets Coverage Percentage shall (until the event(s) giving rise to such Termination Day are satisfied or are waived in accordance with the terms of this Agreement) be deemed to be 100%. The Purchased Assets Coverage Percentage shall become zero when the Final Payout Date has occurred and the Servicer shall have received the accrued Servicing Fee thereon.

Section 1.6. Fees.

The Seller shall pay to the Administrative Agent and the Purchasers ~~the fees~~Fees in the amounts and on the dates set forth in the Fee Letter and the Administrative Agent’s Fee Letter.

Section 1.7. Payment Requirements.

All payments in respect of Capital shall be paid to the Administrative Agent for the ratable account of the applicable Purchasers. One or more Seller Parties shall initiate a wire transfer of amounts to be paid or deposited by it pursuant to any provision of this Agreement no later than 1:00 p.m. (New York City time) on the day when due in immediately available funds. If such amounts are payable to the Administrative Agent, they shall be paid to the Administrative Agent’s Account for prompt distribution to the appropriate parties. If such amounts are payable to the Liberty Street Administrator, they shall be paid to the Liberty Street Administrator’s Account for prompt distribution to the appropriate members of the Liberty Street Funding Group. All computations of Yield and per annum Fees under the Transaction Documents shall be made on the basis of a year consisting of three hundred sixty (360) days for the actual number of days elapsed. If any amount hereunder shall be payable on a day which is not a Business Day, such amount shall be payable on the next succeeding Business Day.

Section 1.8. Yield.

The Capital of each Investment shall accrue Yield for each day at then applicable Yield Rate. It is understood and agreed that any Portion of Capital that is funded by Liberty Street through the issuance of Commercial Paper shall accrue Yield at the CP Rate, and any Portion of Capital that is funded by Scotiabank, whether initially pursuant to Section 1.1(a)(ii) or because Liberty Street has put a Portion of Capital to Scotiabank pursuant to its Liquidity Agreement, shall accrue Yield at the LMIR. On each Monthly Payment Date, (a) Seller shall pay in arrears to ~~the Administrative Agent for the ratable account of the Purchasers~~WFB an aggregate amount equal to the accrued and unpaid Yield on its Capital for each day during the Calculation Period (or portion thereof) then most recently ended, and (b) Seller shall pay in arrears to the Liberty Street Administrator for the account of the applicable Purchaser(s) in the Liberty Street Funding Group an aggregate amount equal to the accrued and unpaid Yield on their ~~Investments~~ Capital for each day during the Calculation Period (or portion thereof) then most recently ended.

Section 1.9. Suspension of the LMIR.

If any Committed Purchaser determines (in commercially reasonabl~~y~~e discretion applied consistently with respect to similar facilities) that (a) funding any Investment at the LMIR would violate any applicable law, rule, regulation, or directive of any governmental or regulatory authority, whether or not having the force of law, or (b) such LMIR does not accurately reflect the cost of acquiring or maintaining such Investment, then such Committed Purchaser may suspend the availability of such LMIR, and such Committed Purchaser’s Capital shall thereafter accrue Yield at the Alternate Base Rate.

ARTICLE II.

PAYMENTS AND COLLECTIONS

Section 2.1. Settlement Procedures.

(a) Administration of Collections. The collection of the Receivables shall be administered by the Servicer in accordance with this Agreement. The Seller shall provide to the Servicer on a timely basis all information needed for such administration, including notice of the occurrence of any Termination Day and current computations of the Purchased Assets Coverage Percentage.

(b) Setting Aside Collections; Reinvestments. The Servicer shall, on each day on which Collections or Deemed Collections of Receivables are received (or deemed received) by th0e Seller or the Servicer:

(i) set aside and hold in trust (and shall, at the request of the Administrative Agent or the Liberty Street Administrator after the Dominion Date, segregate in a separate account approved by the Administrative Agent) for the benefit of the Purchasers, out of such Collections and Deemed Collections, first, an amount equal to the aggregate Yield accrued through such day for each Portion of Capital and not previously set aside, second, an amount equal to the Fees accrued and unpaid through such day, and third, to the extent funds are available therefor, an amount equal to the Servicing Fee accrued through such day and not previously set aside,

(ii) subject to Section 2.1(f), if such day is not a Termination Day, remit to the Seller the remainder of such Collections. Such remainder shall, (x) to the extent representing a return of the Aggregate Capital, be automatically reinvested (ratably among the Purchasers according to each Purchaser’s Capital) in the Purchased Assets and (y) to the extent not representing a return of the Aggregate Capital, be paid to the Seller in respect of the Deferred Purchase Price for the Purchased Assets; provided, however, that if the Purchased Assets Coverage Percentage would exceed 100%, then the Servicer shall not reinvest or remit to the Seller, but shall set aside and hold in trust for the benefit of the Purchasers (and shall, at the request of the Administrative Agent or the Liberty Street Administrator, segregate in a separate account approved by the Administrative Agent) a portion of such Collections and Deemed Collections that, together with the other Collections and Deemed Collections set aside pursuant to this paragraph, shall equal the amount necessary to reduce the Purchased Assets Coverage Percentage to 100% (determined as if such Collections and Deemed Collections set aside had been applied to reduce the Aggregate Capital at such time), which amount shall be deposited into the Administrative Agent’s Account (for the ratable benefit of the Purchasers) on the next Capital Settlement Date in accordance with Section 2.1(c);

(iii) if such day is a Termination Day, set aside, segregate and hold in trust (and shall, at the request of the Administrative Agent after the Dominion Date, segregate in a separate account approved by the Administrative Agent) for the benefit of the Purchasers the entire remainder of such Collections and Deemed Collections; provided that if amounts are set aside and held in trust on any Termination Day of the type described in clause (a) of the definition of “Termination Day” and, thereafter, the conditions set forth in Section 4.2 are satisfied or waived by the Administrative Agent and the Required Purchasers, such previously set-aside amounts shall, to the extent representing a return of Aggregate Capital and ratably (determined according to outstanding Capital), be reinvested and/or paid to the Seller in respect of the Deferred Purchase Price for the Purchased Assets in accordance with clause (ii) above on the day of such subsequent satisfaction or waiver of conditions, as the case may be, and

(iv) subject to Section 2.1(f), pay to the Seller (on behalf of the Administrative Agent and the Purchasers) for the Seller’s own account and in payment of the Deferred Purchase Price for the Purchased Assets any Collections and Deemed Collections in excess of amounts required to be reinvested in accordance with clause (i), (ii) or (iii) above.

(c) Deposit of Collections on Settlement Dates. The Servicer shall, in accordance with the priorities set forth in Section 2.1(d), deposit into the Administrative Agent’s Account ~~(or such other account designated by the Administrative Agent)~~, on each Settlement Date (or, solely with respect to Collections and Deemed Collections held for the Purchasers pursuant to Section 2.1(f)(iii), such other date approved by the Administrative Agent with at least five (5) Business Days prior written notice to the Administrative Agent of such payment), Collections and Deemed Collections held for the Purchasers pursuant to Section 2.1(b)(i) or

2.1(f) plus the amount of Collections and Deemed Collections then held for the Purchasers pursuant to Section 2.1(b)(ii) and Section 2.1(b)(iii); provided that if CMC or an Affiliate thereof is the Servicer, such day is not a Termination Day and the Administrative Agent has not notified CMC (or such Affiliate) that the right to retain the portion of Collections and Deemed Collections set aside pursuant to Section 2.1(b)(i) that represents the Servicing Fee is revoked, CMC (or such Affiliate) may retain the portion of the Collections and Deemed Collections set aside pursuant to Section 2.1(b)(i) that represents the Servicing Fee in payment in full of the accrued Servicing Fees so set aside. No later than the second Business Day after the end of each Calculation Period, the Liberty Street Administrator will notify the Servicer by facsimile or electronic mail of the amount of Yield accrued with respect to each Portion of Capital funded by any member of the Liberty Street Funding Group during such Calculation Period or portion thereof, and the Administrative Agent will notify the Servicer by facsimile or electronic mail of the amount of Yield accrued with respect to each Portion of Capital funded by WFB during such Calculation Period or portion thereof.

(d) Distribution of Collections by the Administrative Agent. Upon receipt of funds deposited into the Administrative Agent’s Account pursuant to clause (c) above, the Administrative Agent shall cause such funds to be distributed as follows:

(i) if such distribution occurs on a day that is not a Termination Day and the Purchased Assets Coverage Percentage does not exceed 100%, first to the Administrative ~~Agents~~Agent’s Account (for the benefit of ~~the Purchasers~~WFB and the Administrative Agent) and to the Liberty Street Administrator (for the benefit of the applicable member(s) of the Liberty Street Funding Group) in payment in full of all accrued Yield and Fees with respect to each Portion of Capital funded by their constituents, and second, if the Servicer has set aside amounts in respect of the Servicing Fee pursuant to clause (b)(i) above and has not retained such amounts pursuant to clause (c) above, to the Servicer (payable in arrears on each Settlement Date) in payment in full of the accrued Servicing Fees so set aside, and

(ii) if such distribution occurs on a Termination Day or on a day when the Purchased Assets Coverage Percentage exceeds 100%, first to the ~~Purchasers~~Administrative Agent’s Account (for the benefit of the Administrative Agent and WFB) and to the Liberty Street Administrator’s Account (for the benefit of the applicable member(s) of the Liberty Street Funding Group) in payment in full of all accrued Yield and Fees with respect to each Portion of Capital funded by their constituents, second to the Administrative Agent’s Account (for the ratable benefit of and prompt distribution to the Purchasers) in payment in full of their respective Capital (or, if such day is not a Termination Day, the amount necessary to reduce the Purchased Assets Coverage Percentage to 100%) (determined as if such Collections had been applied to reduce ~~the aggregate outstanding~~such Capital), third, to the Servicer in payment in full of all accrued Servicing Fees, fourth, if the Capital and accrued Yield with respect to each Portion of Capital have been reduced to zero, and all accrued Servicing Fees payable to the Servicer have been paid in full, to the any Indemnified Party or Affected Person in payment in full of any other amounts owed thereto by the Seller hereunder, and fifth, after the occurrence of the Final Payout Date, all additional Collections with respect to the Purchased Assets shall be paid to the Seller for its own account in payment of the Deferred Purchase Price for such Purchased Assets.

(e) Deemed Collections. For the purposes of this Section 2.1:

(i) if on any day a Dilution occurs, the Seller shall be deemed to have received a Deemed Collection and such Deemed Collection shall be immediately applied to reduce the Net Pool Balance by the amount of such Deemed Collection. To the extent the effect of such Deemed Collection on the Net Pool Balance shall cause an Investment Excess, the Seller shall either deliver to the Servicer immediately available funds in an amount equal to the lesser of (A) the sum of all Deemed Collections deemed received by Seller and (B) an amount necessary to eliminate such Investment Excess, and in each case, the Servicer shall remit the same to the Administrative Agent pursuant to this Section 2.1;

(ii) except as otherwise required by applicable law or the relevant Contract, all Collections received from an Obligor of any Receivable shall be applied to the Receivables of such Obligor in the order of the age of such Receivables, starting with the oldest such Receivable, unless such Obligor designates in writing its payment for application to specific Receivables.

(f) Voluntary Reductions. If at any time the Seller shall wish to cause the reduction of Aggregate Capital (but not to commence the liquidation, or reduction to zero, of the entire Aggregate Capital), the Seller may do so as follows:

(i) the Seller shall provide each Purchaser and the Servicer with irrevocable prior written notice in the form of Exhibit II-B hereto (each, a “Reduction Notice”) of any proposed reduction of Aggregate Capital not later than 12:00 noon (New York City time) one Business Day prior to the Business Day on which the proposed reduction is to occur (the “Proposed Reduction Date”). Such Reduction Notice shall (a) be prepared in accordance with the most recent Settlement Report, and (b) designate (i) the Proposed Reduction Date, and (ii) the amount of Aggregate Capital to be reduced (the “Aggregate Reduction”) which shall be not less than $500,000 per Purchaser and shall be distributed ratably to the Investments of each Purchaser in accordance with the amount of Capital owing to each Purchaser. Only one (1) Reduction Notice shall be outstanding at any time;

(ii) on the proposed date of the commencement of such reduction and on each day thereafter, the Servicer shall cause Collections not to be reinvested until the amount thereof not so reinvested shall equal the desired amount of Aggregate Reduction; and

(iii) the Servicer shall hold such Collections in trust for the benefit of the Administrative Agent (for the ratable benefit of ~~each~~the Purchasers), for payment to the Administrative Agent (for the ratable benefit of ~~each~~the Purchasers) by deposit into the Administrative Agent’s Account on the next Business Day or such other date approved by the Administrative Agent and the Required Purchasers, and Capital shall be deemed reduced in the amount to be paid to the Administrative Agent’s Account only when in fact finally so paid.

Upon receipt by the Administrative Agent in the Administrative Agent’s Account of any amount paid in reduction of the Aggregate Capital pursuant to sub-clause (iii) above, the Administrative Agent shall cause such funds to be promptly distributed to ~~the Purchasers in payment of each Purchaser’s~~WFB and the Liberty Street Administrator (for the ratable benefit of the applicable members of the Liberty Street Funding Group) in payment of the applicable Purchasers’ outstanding Capital.

Section 2.2. Payment Rescission. No payment of any of the Aggregate Unpaids shall be considered paid or applied hereunder to the extent that, at any time, all or any portion of such payment or application is rescinded by application of law or judicial authority, or must otherwise be returned or refunded for any reason. Seller shall remain obligated for the amount of any payment or application so rescinded, returned or refunded, and shall promptly pay to the applicable Purchaser, the Liberty Street Administrator or the Administrative Agent, as the case may be, the full amount thereof together with any Yield thereon from the date of any such rescission, return or refunding.

Section 2.3. Clean-up Option. At any time while the Aggregate Capital outstanding is less than 10% of the Purchase Limit, Servicer shall have the right (after providing at least five (5) Business Days’ prior written notice to the Administrative Agent and ~~each Purchaser~~the Liberty Street Administrator) to repurchase all, but not less than all, of the Purchased Assets. The purchase price in respect thereof shall be an amount equal to the Aggregate Unpaids through the date of such repurchase, payable in immediately available funds. Such repurchase shall be without representation, warranty or recourse of any kind by, on the part of, or against the Administrative Agent, the Liberty Street Administrator or any Purchaser except for a representation and warranty that the reconveyance to Servicer is being made free and clear of any Adverse Claim created by the Administrative Agent, the Liberty Street Administrator or the applicable Purchaser. On the date of repurchase of the Purchased Assets pursuant to this Section, the Commitments of the Committed Purchasers shall automatically terminate.

Section 2.4. Amount of Collections. Notwithstanding any provision of this Agreement to the contrary, failure to have sufficient Collections to make any payment due and payable hereunder shall in no event defer the due date of such payment, and the applicable Seller Party shall remain obligated for the amount of such deficiency.

ARTICLE III.

REPRESENTATIONS AND WARRANTIES

Section 3.1. Representations and Warranties of Seller. Seller hereby represents and warrants to the Administrative Agent, the Liberty Street Administrator and the Purchasers that:

(a) Existence and Power. Seller is duly organized, validly existing and in good standing under the laws of the State of Delaware. Seller is duly qualified to do business and is in good standing as a foreign corporation, and has and holds all corporate power and all governmental licenses, authorizations, consents and approvals required to carry on its business in each jurisdiction in which its business is conducted except where the failure to so qualify or so hold could not reasonably be expected to have a Material Adverse Effect.

(b) Power and Authority; Due Authorization, Execution and Delivery. The execution and delivery by Seller of this Agreement and each other Transaction Document to which it is a party, the performance of its obligations hereunder and thereunder and the use of the proceeds of the Purchases made hereunder, are within its corporate powers and authority and have been duly authorized by all necessary corporate action on its part. This Agreement and each other Transaction Document to which Seller is a party has been duly executed and delivered by Seller.

(c) No Conflict. The execution and delivery by Seller of this Agreement and each other Transaction Document to which it is a party, and the performance of its obligations hereunder and thereunder do not contravene or violate (i) its Organic Documents, (ii) any law, rule or regulation applicable to it, (iii) any restrictions under any material agreement, contract or instrument to which it is a party or by which it or any of its property is bound, or (iv) any order, writ, judgment, award, injunction or decree binding on or affecting it or its property, and do not result in the creation or imposition of any Adverse Claim on assets of Seller (except as created hereunder) except, in any case with respect to Clauses (i) through (iv) above, where such contravention or violation could not reasonably be expected to have a Material Adverse Effect; and no transaction contemplated hereby requires compliance with any bulk sales act or similar law.

(d) Governmental Authorization. Other than the filing of the financing statements required hereunder, no authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required for the due execution and delivery by Seller of this Agreement and each other Transaction Document to which it is a party and the performance of its obligations hereunder and thereunder.

(e) Actions, Suits. (i) There are no actions, suits or proceedings pending, or to the best of Seller’s knowledge, threatened in writing, against or affecting Seller, or any of its properties, in or before any court, arbitrator or other body, and which determination could reasonably be expected to have a Material Adverse Effect, and (ii) Seller is not in default with respect to any order of any court, arbitrator or governmental body.

(f) Binding Effect. This Agreement and each other Transaction Document to which Seller is a party constitute the legal, valid and binding obligations of Seller enforceable against Seller in accordance with their respective terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws relating to or limiting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

(g) Accuracy of Information. All information (other than projections but including, without limitation, Interim Reports and Monthly Reports) heretofore furnished by Seller or by any Authorized Officer of an Originator to the Administrative Agent, the Liberty Street Administrator or any of the Purchasers for purposes of or in connection with this Agreement, any of the other Transaction Documents or any transaction contemplated hereby or thereby is, and all such information hereafter furnished by Seller or any such Authorized Officer to the Administrative Agent, the Liberty Street Administrator or any of the Purchasers will be, true and accurate in all material respects on the date such information is stated or certified and does not and will not contain any material misstatement of fact or omit to state a material fact or any fact necessary to make the statements contained therein not misleading.

(h) Use of Proceeds. Seller will not use the proceeds of any Investment hereunder (i) for a purpose that violates, or would be inconsistent with, Regulation T, U or X promulgated by the Board of Governors of the Federal Reserve System from time to time or (ii) to acquire any security in any transaction which is subject to Section 12, 13 or 14 of the Securities Exchange Act of 1934, as amended.

(i) Good Title. Immediately prior to or contemporaneously with each Investment hereunder, Seller shall be the legal and beneficial owner of the Receivables and Related Security with respect thereto, free and clear of any Adverse Claim, except as created by the Transaction Documents. There have been duly filed all financing statements or other similar instruments or documents necessary under the UCC (or any comparable law) of all appropriate jurisdictions to perfect Seller’s ownership interest in each Receivable, its Collections and the Related Security.

(j) Perfection. Assuming the filing of the financing statements approved by Seller on the date hereof (which will be filed by the Administrative Agent or its representatives), this Agreement, together with the filing of such financing statements, is effective to, and shall, upon each Investment hereunder, transfer to the Administrative Agent for the benefit of the relevant Purchaser or Purchasers (and the Administrative Agent for the benefit of such Purchaser or Purchasers shall acquire from Seller) a valid and perfected first priority ownership or security interest in each Receivable existing or hereafter arising and in all other Pool Assets, free and clear of any Adverse Claim, except as created or permitted by the Transactions Documents. In accordance with the preceding sentence, the Administrative Agent confirms that it or its representatives have duly filed all financing statements or other similar instruments or documents necessary under the UCC (or any comparable law) of all appropriate jurisdictions to perfect the Administrative Agent’s (on behalf of the Purchasers) ownership or security interest in the Pool Assets.

(k) Places of Business and Locations of Records. The principal places of business and chief executive office of Seller and the offices where it keeps all of its Records are located at the address(es) listed on Exhibit III or such other locations of which the Administrative Agent and the ~~Purchasers~~Liberty Street Administrator have been notified in accordance with Section 5.2(a) in jurisdictions where all action required by Section 12.4(a) has been taken and completed. Seller’s Federal Employer Identification Number and Organizational Identification Number are correctly set forth on Exhibit III.

(l) Collections. The conditions and requirements set forth in Section 5.1(j) and Section 6.2 have at all times been satisfied and duly performed. The names and addresses of all Lock-Box Banks, together with the account numbers of the Lock-Box Accounts of Seller at each Lock-Box Bank and the post office box number of each Lock-Box, are listed on Exhibit IV. Seller has not granted any Person, other than the Administrative Agent as contemplated by this

Agreement, control of any Lock-Box Account, or the right to take control of any such Lock-Box Account at a future time or upon the occurrence of a future event. Each of the Lock-Box Banks has been duly instructed to wire all available funds in the Lock-Box Accounts on each Business Day to the Administrative Agent’s Account. Each remittance of Collections by the Seller Parties to the Administrative Agent, the Liberty Street Administrator or the Purchasers hereunder has been made (i) in payment of a debt incurred by such Seller Party in the ordinary course of its business or financial affairs, and (ii) in the ordinary course of business or financial affairs of such Seller Party.

(m) Material Adverse Effect. Since November 30, 2010, no event has occurred that would have a Material Adverse Effect.

(n) Names. Except as stated on Exhibit XI, in the past five (5) years, Seller has not used any legal names, trade names or assumed names other than the name in which it has executed this Agreement.

(o) Ownership of Seller. CMC owns, directly or indirectly, 100% of the issued and outstanding Capital Securities of all classes of Seller, free and clear of any Adverse Claim (other than Adverse Claims granted in connection with the Senior Credit Agreement, as such agreement may be amended or refinanced from time to time). Such Capital Securities are validly issued and there are no options, warrants or other rights to acquire Capital Securities of Seller.

(p) Not an Investment Company. Seller is not an “investment company” within the meaning of the Investment Company Act of 1940, as amended, or any successor statute.

(q) Compliance with Law. Seller has complied in all respects with all applicable laws, rules, regulations, orders, writs, judgments, injunctions, decrees or awards to which it may be subject, except where the failure to so comply could not reasonably be expected to have a Material Adverse Effect. Each Receivable, together with the Contract related thereto, does not contravene any laws, rules or regulations applicable thereto (including, without limitation, laws, rules and regulations relating to truth in lending, fair credit billing, fair credit reporting, equal credit opportunity, fair debt collection practices and privacy), and no part of such Contract is in violation of any such law, rule or regulation, except, in each case, where such contravention or violation could not reasonably be expected to have a Material Adverse Effect.

(r) Compliance with Credit and Collection Policy. Seller has complied in all material respects with the Credit and Collection Policy with regard to each Receivable and the related Contract, and has not made any change to such Credit and Collection Policy prohibited by Section 5.2(c).

(s) Payments to Applicable Originators. With respect to each Receivable, Seller has given reasonably equivalent value to the applicable Originator in consideration therefor and such transfer was not made for or on account of an antecedent debt. No transfer by any Originator of any Receivable under the Sale Agreement is or may be voidable under any section of the Bankruptcy Reform Act of 1978 (11 U.S.C. §§ 101 et seq.), as amended.

(t) Enforceability of Contracts. Each Contract with respect to each Eligible Receivable is effective to create, and has created, a legal, valid and binding obligation of the related Obligor to pay the Outstanding Balance of the Eligible Receivable created thereunder and any accrued interest thereon, enforceable against the Obligor in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws relating to or limiting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

(u) Eligible Receivables. Each Receivable included in the Net Pool Balance on a Settlement Report as an Eligible Receivable was an Eligible Receivable as of the last day of the period covered by such Settlement Report.

(v) No Investment Excess. Seller has determined that, immediately after giving effect to each Investment hereunder, no Investment Excess exists.

(w) Financial Information. All financial statements and all other financial information furnished to the Purchasers and described in Section 5.1 have been and will be prepared in accordance with GAAP consistently applied, and do or will present fairly the consolidated financial condition of the Persons covered thereby as at the dates thereof and the results of their operations for the periods then ended; provided that unaudited financial statements of Seller and each of Performance Guarantor and its Subsidiaries have been prepared without footnotes, without reliance on any physical inventory and are subject to year-end adjustments. Any projections furnished by Seller or by any Authorized Officer of an Originator to the Purchasers for purposes of or in connection with this Agreement were prepared in good faith based upon estimates and assumptions stated therein which, at the time of preparation, were believed to be reasonable.

(x) OFAC. Seller is not a Person (i) whose property or interest in property is blocked or subject to blocking pursuant to Section 1 of Executive Order 13224 of September 23, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)), (ii) who engages in any dealings or transactions prohibited by Section 2 of such executive order, or is otherwise associated with any such person in any manner violative of Section 2, or (iii) on the list of Specially Designated Nationals and Blocked Persons or subject to the limitations or prohibitions under any other U.S. Department of Treasury’s Office of Foreign Assets Control regulation or executive order.

(y) Patriot Act. Seller is in compliance, in all material respects, with the USA Patriot Act (Title 111 of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”). No part of the proceeds of the Purchases will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

Section 3.2. Representations and Warranties of the Servicer. The Servicer hereby represents and warrants to the Administrative Agent, the Liberty Street Administrator and the Purchasers as of the date hereof and as of each Investment Date that:

(a) Existence and Power. The Servicer is duly organized, validly existing and in good standing under the laws of the State of Delaware. The Servicer is duly qualified to do business and is in good standing as a foreign corporation, and has and holds all corporate power and all governmental licenses, authorizations, consents and approvals required to carry on its business in each jurisdiction in which its business is conducted except where the failure to so qualify or so hold could not reasonably be expected to have a Material Adverse Effect.

(b) Power and Authority; Due Authorization, Execution and Delivery. The execution and delivery by the Servicer of this Agreement and each other Transaction Document to which it is a party, the performance of its obligations hereunder and thereunder, are within its corporate powers and authority and have been duly authorized by all necessary corporate action on its part. This Agreement and each other Transaction Document to which the Servicer is a party has been duly executed and delivered by the Servicer.

(c) No Conflict. The execution and delivery by the Servicer of this Agreement and each other Transaction Document to which it is a party, and the performance of its obligations hereunder and thereunder do not contravene or violate (i) its Organic Documents, (ii) any law, rule or regulation applicable to it, (iii) any restrictions under any material agreement, contract or instrument to which it is a party or by which it or any of its property is bound, or (iv) any order, writ, judgment, award, injunction or decree binding on or affecting it or its property, and do not result in the creation or imposition of any Adverse Claim on assets of the Servicer (except as created hereunder) except, in any case with respect to clauses (i) through (iv) above, where such contravention or violation could not reasonably be expected to have a Material Adverse Effect; and no transaction contemplated hereby requires compliance with any bulk sales act or similar law.

(d) Governmental Authorization. No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required for the due execution and delivery by the Servicer of this Agreement and each other Transaction Document to which it is a party and the performance of its obligations hereunder and thereunder.

(e) Actions, Suits. (i) There are no actions, suits or proceedings pending, or to the best of the Servicer’s knowledge, threatened in writing, against or affecting the Servicer, or any of its properties, in or before any court, arbitrator or other body, that could reasonably be expected to have a Material Adverse Effect, and (ii) the Servicer is not in default with respect to any order of any court, arbitrator or governmental body that could reasonably be expected to have a Material Adverse Effect.

(f) Binding Effect. This Agreement and each other Transaction Document to which the Servicer is a party constitute the legal, valid and binding obligations of the Servicer enforceable against the Servicer in accordance with their respective terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws relating to or limiting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

(g) Accuracy of Information. All information (other than projections) heretofore furnished by the Servicer or by any Authorized Officer of an Originator to the Administrative Agent, the Liberty Street Administrator or any of the Purchasers for purposes of or in connection with this Agreement, any of the other Transaction Documents or any transaction contemplated hereby or thereby is, and all such information hereafter furnished by the Servicer or any such Authorized Officer to the Administrative Agent, the Liberty Street Administrator or any of the Purchasers will be, true and accurate in all material respects on the date such information is stated or certified and does not and will not contain any material misstatement of fact or omit to state a material fact or any fact necessary to make the statements contained therein not misleading.

(h) Collections. The conditions and requirements set forth in Section 5.1(j) and Section 6.2 have at all times been satisfied and duly performed.

(i) Material Adverse Effect. Since November 30, 2010, no event has occurred that would have a Material Adverse Effect.

(j) Not an Investment Company. The Servicer is not an “investment company” within the meaning of the Investment Company Act of 1940, as amended, or any successor statute.

(k) Compliance with Law. The Servicer has complied in all respects with all applicable laws, rules, regulations, orders, writs, judgments, injunctions, decrees or awards to which it may be subject, except where the failure to so comply could not reasonably be expected to have a Material Adverse Effect.

(l) Compliance with Credit and Collection Policy. The Servicer has complied in all material respects with the Credit and Collection Policy with regard to each Receivable and the related Contract, and has not made any change to such Credit and Collection Policy prohibited by Section 5.2(c).

(m) OFAC. Neither the Servicer nor any Originator nor any Subsidiary of any Originator is a Person (i) whose property or interest in property is blocked or subject to blocking pursuant to Section 1 of Executive Order 13224 of September 23, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)), (ii) engages in any dealings or transactions prohibited by Section 2 of such executive order, or is otherwise associated with any such person in any manner violative of Section 2, or (iii) on the list of Specially Designated Nationals and Blocked Persons or subject to the limitations or prohibitions under any other U.S. Department of Treasury’s Office of Foreign Assets Control regulation or executive order.

(n) Patriot Act. Each of the Servicer, the Originators and their respective Subsidiaries is in compliance, in all material respects, with the Act. No part of the proceeds of the Receivables will be used, directly or indirectly, by any of the foregoing for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

(o) ERISA Compliance.

(i) Each Pension Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other federal or state laws. Each Pension Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS or an application for such a letter is currently being processed by the IRS with respect thereto and, to the best knowledge of the Servicer, nothing has occurred which would prevent, or cause the loss of, such qualification. The Servicer and each ERISA Affiliate have made all required contributions to each Pension Plan subject to Section 412 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Pension Plan.

(ii) There are no pending or, to the best knowledge of the Servicer, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Pension Plan that would be reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Pension Plan that has resulted or would reasonably be expected to result in a Material Adverse Effect.

(iii) (a) No ERISA Event has occurred or is reasonably expected to occur; (b) no Pension Plan has any Unfunded Pension Liability which has resulted or which would reasonably be expected to have a Material Adverse Effect; (c) neither the Servicer nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA) which has resulted or which would reasonably be expected to have a Material Adverse Effect; (d) neither the Servicer nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Sections 4201 or 4243 of ERISA with respect to a Multiemployer Plan which has resulted or which would reasonably be expected to have a Material Adverse Effect; and (e) neither the Servicer nor any ERISA Affiliate has engaged in a transaction that could be subject to Sections 4069 or 4212(c) of ERISA which has resulted or which would reasonably be expected to have a Material Adverse Effect.

ARTICLE IV.

CONDITIONS OF EFFECTIVENESS AND PURCHASES

Section 4.1. Conditions Precedent to Effectiveness. The effectiveness of this Agreement is subject to the conditions precedent that (a) the Administrative Agent shall have received on or before the date ~~of such Investment~~hereof those documents listed on Schedule B, and (b) the Administrative Agent and each of the Purchasers shall have received all Fees and expenses required to be paid on such date pursuant to the terms of this Agreement and the Fee Letters.

Section 4.2. Conditions Precedent to All Investments. Each initial Investment, Incremental Investment and Reinvestment shall be subject to the further conditions precedent that (a) the Servicer shall have delivered to the Administrative Agent and the ~~Purchasers~~Liberty Street Administrator on or prior to the date of such Investment, in form satisfactory to the Administrative Agent, all Settlement Reports as and when due under Section 6.6; (b) the Facility Termination Date shall not have occurred; (c) the Administrative Agent and the Purchasers shall have received such other approvals, opinions or documents as it may reasonably request, it being understood that no such opinions shall be requested unless there has been a change in law or circumstance; and (d) on the applicable Investment Date, the following statements shall be true (and acceptance of the proceeds of such Investment shall be deemed a representation and warranty by Seller that such statements are then true):

(i) the representations and warranties set forth in Article III are true and correct in all material respects on and as of the date of such Investment as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall remain true and correct in all material respects as of such earlier date;

(ii) no event has occurred and is continuing, or would result from such Investment, that will constitute an Amortization Event or a Potential Amortization Event; and

(iii) no Investment Excess exists or will result from such Purchase.

ARTICLE V.

COVENANTS

Section 5.1. Affirmative Covenants of Seller Parties. Until the date on which the Aggregate Unpaids have been paid in full (other than contingent indemnification obligations to the extent no claim giving rise thereto has been asserted) and the termination or expiration of all of the Commitments:

(a) Financial Reporting. Such Seller Party will maintain, for itself and each of its Subsidiaries, a system of accounting established and administered in accordance with GAAP, and furnish or cause to be furnished to the Administrative Agent ~~and each Purchaser~~(who will promptly deliver a copy to the Liberty Street Administrator):

(i) Annual Reporting. As soon as available and in any event within five (5) days after the date the annual financial statements are required to be filed with the SEC, but in no event later than one hundred (100) days after the end of each Fiscal Year, (A) a copy of the consolidated balance sheet of Performance Guarantor and its

Subsidiaries, and the related consolidated statements of income and cash flow of Performance Guarantor and its Subsidiaries for such Fiscal Year, setting forth in comparative form the figures for the immediately preceding Fiscal Year, audited (without any Impermissible Qualification) by a “Big Four” accounting firm or other independent public accountants reasonably acceptable to the Administrative Agent, together with (B) the balance sheet and the related income statement of Seller.

(ii) Quarterly Reporting. As soon as available and in any event within five (5) days after the date that quarterly financial statements are required to be filed with the SEC (excluding the last quarterly Fiscal Quarter of each Fiscal Year), but in no event later than fifty (50) days after the end of each of the first three Fiscal Quarters of each Fiscal Year, (A) an unaudited consolidated balance sheet of Performance Guarantor and its Subsidiaries as of the end of such Fiscal Quarter and consolidated statements of income and cash flow of Performance Guarantor and its Subsidiaries for such Fiscal Quarter and for the period commencing at the end of the previous Fiscal Year and ending with the end of such Fiscal Quarter, and including (in each case), in comparative form the figures for the corresponding Fiscal Quarter in, and year to date portion of, the immediately preceding Fiscal Year, certified as complete and correct by the chief financial or accounting Authorized Officer of Performance Guarantor (subject to normal year-end audit adjustments), together with (B) the balance sheet and the related income statement of Seller.

(iii) Compliance Certificates. Together with the financial statements required hereunder, a compliance certificate in substantially the form of Exhibit V signed by the applicable Seller Party’s Authorized Officer and dated the date of such annual financial statement or such quarterly financial statement, as the case may be, and concurrently with delivery of any financial compliance computation or certificate under the Senior Credit Agreement, a copy of same addressed to the Administrative Agent and the Liberty Street Administrator.

(iv) Shareholders Statements and Reports. Promptly and in any event within five (5) Business Days upon the furnishing thereof to the shareholders of Performance Guarantor, copies of all financial statements, reports and proxy statements so furnished.

(v) S.E.C. Filings. Promptly and in any event within five (5) Business Days upon the filing thereof, copies of all registration statements (other than any registration statements on Form S-8 or its equivalent) and any reports on Form 8-K, 10-K or 10-Q which Performance Guarantor files with the SEC.

(vi) Copies of Notices. Promptly and in any event within five (5) Business Days upon its receipt of any notice, request for consent, financial statements, certification, report or other communication under or in connection with any Transaction Document from any Originator or any Lock-Box Bank, copies of the same.

(vii) Material Indebtedness, Projections and Notices. Promptly upon furnishing thereof to the lenders or noteholders under any agreement governing any

Material Indebtedness of CMC and its Subsidiaries (or any agent or trustee for the foregoing), and in any event within five (5) Business Days copies of all projections, compliance certificates and default notices required to be delivered pursuant to such agreements (in each case without duplication of any of the items described above in this Section 5.1(a)).

(viii) Other Information. Reasonably promptly, from time to time, such other information, documents, records or reports relating to the Receivables or the financial condition, operations or business of such Seller Party as the Administrative Agent or ~~any Purchaser~~the Liberty Street Administrator may from time to time reasonably request in order to protect the interests of the Administrative Agent and the Purchasers under or as contemplated by this Agreement.

Reports and financial statements required to be delivered pursuant to clauses (i), (ii), (iv) and (v) of this Section 5.1(a) shall be deemed to have been delivered on the date when such reports, or reports containing such financial statements, are posted on the SEC’s website at www.sec.gov or CMC’s website at www.cmc.com. Seller will promptly notify the Administrative Agent and ~~Purchasers~~the Liberty Street Administrator in writing of such posting (which notification may be provided by email).

(b) Notices. Such Seller Party will notify the Administrative Agent and the Purchasers(who will promptly notify the Liberty Street Administrator) in writing of any of the following promptly upon learning of the occurrence thereof, describing the same and, if applicable, the steps being taken with respect thereto:

(i) Amortization Events or Potential Amortization Events. The occurrence of each Amortization Event and each Potential Amortization Event, by a statement of an Authorized Officer of such Seller Party.

(ii) Judgment and Proceedings. (A) (1) the entry of any judgment or decree against the Servicer or any of its respective Subsidiaries (other than Seller) if the aggregate amount of all judgments and decrees then outstanding against the Servicer and such Subsidiaries exceeds $50,000,000 after deducting (x) the amount with respect to which the Servicer or any such Subsidiary is insured and with respect to which the insurer has not disputed coverage, and (y) the amount for which the Servicer or any such Subsidiary is otherwise indemnified if the terms of such indemnification are satisfactory to the Administrative Agent, and (2) the institution of any litigation, arbitration proceeding or governmental proceeding against Seller or the Servicer which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect; and (B) the entry of any judgment or decree against Seller if the aggregate amount of all judgments and decrees then outstanding against Seller exceeds $14,425 after deducting (x) the amount with respect to which Seller is insured and with respect to which the insurer has not disputed coverage, and (y) the amount for which Seller is otherwise indemnified if the terms of such indemnification are satisfactory to the Administrative Agent.

(iii) Material Adverse Effect. The occurrence of any event or condition that has had, or could reasonably be expected to have, a Material Adverse Effect.

(iv) Defaults and Collateral Events Under Other Agreements. The occurrence of a default or an event of default under any other financing arrangement relating to Material Indebtedness (including a line of credit which would constitute Material Indebtedness if fully funded) in aggregate principal amount pursuant to which any Originator is a debtor or an obligor, or the occurrence of a Level One Collateral Event, Level One Collateral Reinstatement Event, Level Two Collateral Event or Level Two Collateral Reinstatement Event, in each case, under and as defined in the Senior Credit Agreement.

(v) Termination Date. The occurrence of the “Termination Date” under and as defined in the Sale Agreement.

(vi) Change of Independent Director. At least 10 days prior to any proposed change of the sole (or, as applicable, the sole remaining) Independent Director for any reason other than death, incapacity or resignation of the incumbent director, notice of such proposed change together with a certificate of Seller certifying that the proposed replacement director satisfies the criteria set forth in the definition of “Independent Director” and requesting the Administrative Agent’s written acknowledgement that in its reasonable judgment, the designated replacement satisfies such criteria. As soon as reasonably practicable but in any event within 10 days after any Seller Party receives notice of the death, incapacity or resignation of the sole (or, as applicable, the sole remaining) incumbent Independent Director, notice of the proposed replacement director together with a certificate of Seller certifying that the proposed replacement director satisfies the criteria set forth in the definition of “Independent Director” and requesting the Administrative Agent’s written acknowledgement that in its reasonable judgment, the designated replacement satisfies such criteria.

(vii) Ratings Change. The occurrence of any change from time to time in the ratings from S&P or Moody’s of the Performance Guarantor’s long term unsecured debt.

(c) Compliance with Laws and Preservation of Legal Existence. Such Seller Party will comply with all applicable laws, rules, regulations, orders, writs, judgments, injunctions, decrees or awards to which it may be subject, except where the failure to so comply could not reasonably be expected to have a Material Adverse Effect. Such Seller Party will preserve and maintain its legal existence, rights, franchises and privileges in the jurisdiction of its organization, and qualify and remain qualified in good standing as a foreign corporation in each jurisdiction where its business is conducted, except where the failure to so preserve and maintain or qualify could not reasonably be expected to have a Material Adverse Effect.

(d) Audits. Such Seller Party will furnish to the Administrative Agent and ~~each Purchaser~~the Liberty Street Administrator from time to time such information with respect to it and the Receivables as the Administrative Agent or ~~any of the Purchasers~~the Liberty Street

Administrator may reasonably request. Such Seller Party will, from time to time during regular business hours as reasonably requested by the Administrative Agent or ~~any of~~ the ~~Purchasers~~Liberty Street Administrator upon at least five (5) Business Days notice and at the sole cost of such Seller Party, permit the Administrative Agent (accompanied by ~~any Purchaser~~the Liberty Street Administrator), or its respective agents or representatives (and shall cause each Originator to permit the Administrative Agent (accompanied by ~~any Purchaser~~the Liberty Street Administrator), or its respective agents or representatives): (i) to examine and make copies of and abstracts from all Records in the possession or under the control of such Person relating to the Receivables and the Related Security, including, without limitation, the related Contracts, and (ii) to visit the offices and properties of such Person for the purpose of examining such materials described in clause (i) above, and to discuss matters relating to such Person’s financial condition or the Receivables and the Related Security or any Person’s performance under any of the Transaction Documents or any Person’s performance under the Contracts and, in each case, with any of the officers or employees of Seller or the Servicer having knowledge of such matters (each such visit, a “Review”); provided that, so long as no Amortization Event has occurred and is continuing, the Seller Parties shall only be responsible for the costs and expenses of two(2) such Reviews in any one Contract Year.

(e) Keeping and Marking of Records and Books.

(i) the Servicer will (and will cause each Originator to) maintain and implement administrative and operating procedures (including, without limitation, an ability to recreate records evidencing Receivables in the event of the destruction of the originals thereof), and keep and maintain all documents, books, records and other information reasonably necessary or advisable for the collection of all Receivables (including, without limitation, records adequate to permit the prompt identification of each new Receivable and all Collections of and adjustments to each existing Receivable). The Servicer will (and will cause each Originator to) give the Administrative Agent and ~~each Purchaser~~the Liberty Street Administrator notice of any material change in the administrative and operating procedures referred to in the previous sentence.

(ii) The Servicer will (and will cause each other Originator to) (A) on or prior to the date hereof, make a notation in its books and records relating to the Receivables, acceptable to the Administrative Agent, evidencing that the Receivables and related Contracts included in the Purchased Assets have been sold in accordance with the Agreement, and (B) upon the request of the Administrative Agent following the occurrence and during the continuation of an Amortization Event, deliver to the Administrative Agent all invoices included in the Contracts (including, without limitation, all multiple originals of any such invoice) relating to the Receivables.

(f) Compliance with Contracts and Credit and Collection Policy. The Servicer will (and will cause each Originator to) timely and fully (i) perform and comply in all material respects with all provisions, covenants and other promises required to be observed by it under the Contracts related to the Receivables, and (ii) comply in all material respects with the Credit and Collection Policy in regard to each Receivable and the related Contract.

(g) Performance and Enforcement of the Sale Agreement and the Performance Undertaking. Seller will, and will require each of the Originators to, perform each of their respective obligations and undertakings under and pursuant to the Sale Agreement in all material respects. Seller will purchase Receivables under the Sale Agreement in material compliance with the terms thereof and will vigorously enforce the rights and remedies accorded to it as purchaser under the Sale Agreement. Seller will take all actions to perfect and enforce its rights and interests (and the rights and interests of the Administrative Agent and the Purchasers as assignees of Seller) under the Sale Agreement and the Performance Undertaking as the Administrative Agent or the Liberty Street Administrator may from time to time reasonably request, including, without limitation, making claims to which it may be entitled under any indemnity, reimbursement or similar provision contained in the Sale Agreement.

(h) Ownership. Seller will (or will require each Originator to) take all necessary action to (i) vest legal and equitable title to the Receivables, the Related Security and the Collections irrevocably in Seller, free and clear of any Adverse Claims other than Adverse Claims in favor of the Administrative Agent and the Purchasers (including, without limitation, the filing of all financing statements or other similar instruments or documents necessary under the UCC (or any comparable law) of all appropriate jurisdictions to perfect Seller’s interest in such Receivables, Related Security and Collections and such other action to perfect, protect or more fully evidence the interest of Seller therein as the Administrative Agent ~~and any Purchaser~~or the Liberty Street Administrator may reasonably request), and (ii) establish and maintain, in favor of the Administrative Agent, for the benefit of the Purchasers, a valid and perfected first priority ownership interest (and/or a valid and perfected first priority security interest) in the Pool Assets to the full extent contemplated herein, free and clear of any Adverse Claims other than Adverse Claims in favor of the Administrative Agent for the benefit of the Purchasers (including, without limitation, the filing of all financing statements or other similar instruments or documents necessary under the UCC (or any comparable law) of all appropriate jurisdictions to perfect the Administrative Agent’s (for the benefit of the Purchasers) interest in the Pool Assets and such other action to perfect, protect or more fully evidence the interest of the Administrative Agent for the benefit of the Purchasers as the Administrative Agent or ~~any Purchase~~rthe Liberty Street Administrator may reasonably request).

(i) Separateness. Seller acknowledges that the Administrative Agent, the Liberty Street Administrator and the Purchasers are entering into the transactions contemplated by this Agreement in reliance upon Seller’s identity as a legal entity that is separate from each of the Originators and their respective other Affiliates (each, a “CMC Entity”). Therefore, from and after the date of execution and delivery of this Agreement, Seller shall take all reasonable steps, including, without limitation, all steps that the Administrative Agent or ~~any Purchaser~~the Liberty Street Administrator may from time to time reasonably request, to maintain Seller’s identity as a separate legal entity and to make it manifest to third parties that Seller is an entity with assets and liabilities distinct from those of the other CMC Entities and not just a division thereof. Without limiting the generality of the foregoing and in addition to the other covenants set forth herein, except as herein specifically otherwise provided, Seller will:

(i) compensate all employees, consultants and agents directly, from Seller’s bank accounts, for services provided to Seller by such employees, consultants and agents and, to the extent any employee, consultant or agent of Seller is also an employee, consultant or agent of any other CMC Entity, allocate the compensation of such employee, consultant or agent between Seller and such CMC Entity on a basis which reflects the services rendered to Seller and such CMC Entity;

(ii) clearly identify its offices as separate and distinct from any space occupied by any other CMC Entity even if such space is leased or subleased from, or is on or near premises occupied by, any other CMC Entity;

(iii) have separate stationery and other business forms (each of which may be computer-generated);

(iv) conduct its business solely in its own name through its duly authorized officers or agents including, without limitation, in all oral and written communications such as letters, invoices, purchase orders, contracts, statements and applications;

(v) allocate all overhead expenses (including, without limitation, telephone and other utility charges) for items shared between Seller and any other CMC Entity on the basis of actual use to the extent practicable and, to the extent such allocation is not practicable, on a basis reasonably related to actual use;

(vi) at all times maintain at least one Independent Director;

(vii) maintain its Organic Documents in conformity with this Agreement, such that (A) it does not amend, restate, supplement or otherwise modify such Organic Document in any respect that would impair its ability to comply with the terms or provisions of any of the Transaction Documents, including, without limitation, this Section 5.1(i); and (B) it provides for the notice, Seller certification and the Administrative Agent’s written acknowledgement specified in Section 5.1(b)(vi) hereof;

(viii) ensure that all corporate actions with respect to (A) the filing for any petition of bankruptcy of Seller and (B) the merger, consolidation, dissolution or liquidation of Seller are duly authorized by unanimous vote of its directors (including the Independent Director);

(ix) maintain complete and correct books and records of account and minutes of meetings and other proceedings of its shareholder(s) and directors;

(x) maintain its certificate of incorporation and by-laws in conformity with this Agreement, such that it does not amend, restate, supplement or otherwise modify its Organic Documents in any respect that would impair its ability to comply with the terms or provisions of any of the Transaction Documents, including, without limitation, this Section 5.1(i);

(xi) maintain its financial, corporate and other books and records separate from those of any other CMC Entity;

(xii) prepare its financial statements separately from those of other CMC Entities and insure that any consolidated financial statements of any other CMC Entity that include Seller have detailed notes clearly stating that Seller is a separate corporate entity;

(xiii) maintain bank account(s) that are separate from those of any other CMC Entity and, except as permitted in the Transaction Documents, not commingle funds or other assets of Seller with those of any other CMC Entity;

(xiv) except as permitted herein, pay operating expenses and liabilities from its own funds and not permit any other CMC Entity to pay any of Seller’s operating expenses or liabilities (except pursuant to allocation arrangements that comply with the requirements of clause (ii) above);

(xv) maintain adequate capitalization in light of its business and purpose and in any event maintain at all times the Required Capital Condition and refrain from making any dividend, distribution, redemption of capital stock or payment of any subordinated indebtedness which would cause such Required Capital Condition to cease to be so maintained;

(xvi) not hold itself out or permit itself to be held out as having agreed to pay or as being liable for the debts of any other CMC Entity nor will it hold any other CMC Entity out or permit any other CMC Entity to be held out as having agreed to pay or as being liable for the debts of Seller nor will it fail to correct any known misrepresentation with respect to the foregoing;

(xvii) not operate or purport to operate as an integrated, single economic unit with one or more of the other CMC Entities;

(xviii) not seek or obtain credit or incur any obligation to any third party based upon the assets of one or more of the other CMC Entities or induce any such third party to reasonably rely on the creditworthiness of one or more of the other CMC Entities;

(xix) not guaranty or otherwise become liable with respect to indebtedness of any other CMC Entity nor permit guaranties or liability by any other CMC Entity of the indebtedness of Seller (except as contemplated by the Performance Undertaking and this Agreement);

(xx) maintain an arm’s-length relationship with each other CMC Entity, including, without limitation, payment of an arm’s-length servicing fee for any receivables-servicing functions performed by any other CMC Entity on behalf of Seller;

(xxi) not, directly or indirectly, be named and shall not enter into any agreement to be named as a direct or contingent beneficiary or loss payee on any insurance policy covering the property of any other CMC Entity; and

(xxii) take such other actions as are necessary on its part to ensure that the facts and assumptions set forth in the opinion issued by Haynes and Boone, LLP, as counsel for Seller Parties, in connection with the closing or initial purchase under the Sale Agreement and relating to substantive consolidation issues, and in the certificates accompanying such opinion, remain true and correct in all material respects at all times.

(j) Collections. Such Seller Party will cause (1) all proceeds from all Lock-Boxes to be directly deposited by a Lock-Box Bank into a Lock-Box Account and (2) each Lock-Box and Lock-Box Account to be subject at all times to a Lock-Box Agreement that is in full force and effect. In the event any payments relating to Receivables are remitted directly to Seller or any Affiliate of Seller, Seller will remit (or will cause all such payments to be remitted) directly to a Lock-Box Bank and deposited into a Lock-Box Account within one (1) Business Day following receipt thereof, and, at all times prior to such remittance, Seller will itself hold or, if applicable, will cause such payments to be held in trust for the exclusive benefit of the Administrative Agent and the Purchasers, subject to the Servicer’s rights under Section 6.2(c).

(k) Taxes. Such Seller Party will file all federal and all other material tax returns and reports required by law to be filed by it and will promptly pay all taxes and governmental charges at any time owing, except any such taxes which are not yet delinquent or are being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books. Seller will pay when due any taxes payable in connection with the Receivables, exclusive of Excluded Taxes.

(l) Insurance. Seller will maintain in effect, or cause to be maintained in effect, at Seller’s own expense, such casualty and liability insurance as Seller shall deem appropriate in its good faith business judgment.

(m) Payment to Originators. With respect to any Receivable purchased by Seller from an Originator, such purchase shall be effected under, and in strict compliance with the terms of, the Sale Agreement, including, without limitation, the terms relating to the amount and timing of payments to be made to such Originator in respect of the purchase price for such Receivable.

Section 5.2. Negative Covenants of Seller Parties. Until the date on which the Aggregate Unpaids have been paid in full (other than contingent indemnification obligations to the extent no claim giving rise thereto has been asserted) and the termination or expiration of all of the Commitments:

(a) Name Change, Offices and Records. Seller will not change its name, identity or legal structure (within the meaning of Section 9-507(c) of any applicable enactment of the UCC) or relocate its chief executive office or any office where Records are kept unless it shall have: (i) given the Administrative Agent and the Liberty Street Administrator at least thirty (30) days’ prior written notice thereof and (ii) delivered to the Administrative Agent all financing statements, instruments and other documents reasonably requested by the Administrative Agent or the Liberty Street Administrator in connection with such change or relocation.

(b) Change in Payment Instructions to Obligors. Except as may be required by the Administrative Agent pursuant to Section 6.2(b), such Seller Party will not add or terminate any bank as a Lock-Box Bank, or make any change in the instructions to Obligors regarding payments to be made to any Lock-Box or Lock-Box Account, unless the Administrative Agent shall have received, at least twenty (20) days before the proposed effective date therefor, (i) written notice of such addition, termination or change and (ii) with respect to the addition of a Lock-Box Bank or a Lock-Box Account or Lock-Box, an executed Lock-Box Agreement with respect to the new Lock-Box Account or Lock-Box; provided, however, that the Servicer may make changes in instructions to Obligors regarding payments if such new instructions require such Obligor to make payments to another existing Lock-Box Account.

(c) Modifications to Contracts and Credit and Collection Policy. No Seller Party will, and no Seller Party will permit any Originator to, make any change to the Credit and Collection Policy that could reasonably be expected to materially decrease the credit quality of any newly created Receivables or materially adversely affect the collectability of the Receivables. Except as provided in Section 6.2(d), no Seller Party will, or will permit any Originator to, extend, amend or otherwise modify the terms of any Receivable or any terms of any Contract related to such Receivable in any material respect other than in accordance with the Credit and Collection Policy.

(d) Sales, Liens. Other than the ownership and security interests contemplated by the Transaction Documents, Seller will not sell, assign (by operation of law or otherwise) or otherwise dispose of, or grant any option with respect to, or create or suffer to exist any Adverse Claim upon (including, without limitation, the filing of any financing statement) or with respect to, any Receivable, Related Security or Collections, or upon or with respect to any Contract under which any Receivable arises, or any Lock-Box or Lock-Box Account, or assign any right to receive income with respect thereto (other than, in each case, the creation of the interests therein in favor of the Administrative Agent ~~and~~for the benefit of the Purchasers provided for herein), and Seller will defend the right, title and interest of the Administrative Agent ~~and~~for the benefit of the Purchasers in, to and under any of the foregoing property, against all claims of third parties claiming through or under Seller or any Originator.

(e) Termination of Sale Agreement. Except as otherwise permitted under Section 7.1(k), Seller will not terminate the Sale Agreement or send any termination notice to any Material Originator in respect thereof, without the prior written consent of each of the Purchasers.

(f) Restricted Junior Payments. After the occurrence and during the continuance of any Amortization Event, Seller will not make any Restricted Junior Payment while any Aggregate Unpaids remain outstanding.

(g) Seller Indebtedness. Except as contemplated by the Transaction Documents, Seller will not incur or permit to exist any Indebtedness or liability on account of deposits except: (i) the Aggregate Unpaids, (ii) the Subordinated Loans, and (iii) other current accounts payable arising in the ordinary course of business and not overdue.

(h) Prohibition on Additional Negative Pledges. Seller will not (and will not authorize any Originator to) enter into or assume any agreement (other than this Agreement and the other Transaction Documents) prohibiting the creation or assumption of any Adverse Claim upon the Pool Assets except as contemplated by the Transaction Documents, or otherwise prohibiting or restricting any transaction contemplated hereby or by the other Transaction Documents.

(i) ERISA. Servicer shall not, and will not suffer or permit any of its ERISA Affiliates to: (a) engage in a prohibited transaction or violation of the fiduciary responsibility rules with respect to any Pension Plan which has resulted or would reasonably be expected to result in a Material Adverse Effect, (b) engage in a transaction that could be subject to Section 4069 or 4212(c) of ERISA or (c) withdraw from any Multiemployer Plan or permit any Pension Plan maintained by it to be terminated if such withdrawal or termination could result in withdrawal liability (as described in Part 1 of Subtitle E of Title IV of ERISA) or the imposition of a Lien on any property of Servicer or any Subsidiary pursuant to Section 4068 of ERISA.

ARTICLE VI.

ADMINISTRATION AND COLLECTION

Section 6.1. Designation of the Servicer.

(a) The servicing, administration and collection of the Receivables shall be conducted by such Person (the “Servicer”) so designated from time to time in accordance with this Section 6.1. CMC is hereby designated as, and hereby agrees to perform the duties and obligations of, the Servicer pursuant to the terms of this Agreement. At any time after the occurrence and during the continuance of an Amortization Event, the Administrative Agent and the ~~Purchasers~~Liberty Street Administrator, acting jointly, may at any time designate as the Servicer any Person to succeed CMC or any successor Servicer.

(b) CMC may delegate to the Originators, as sub-Servicers of the Servicer, certain of its duties and responsibilities as the Servicer hereunder in respect of the Receivables originated by such Originators. Without the prior written consent of the Purchasers, the Servicer shall not be permitted to delegate any of its duties or responsibilities as the Servicer to any Person other than (i) the other Originators, and (ii) with respect to certain Charged-Off Receivables, outside collection agencies in accordance with its customary practices. Seller shall not be permitted to further delegate to any other Person any of the duties or responsibilities of the Servicer delegated to it by CMC. If at any time following the occurrence of an Amortization Event, the ~~Purchasers~~Administrative Agent and the Liberty Street Administrator, acting jointly, shall designate as the Servicer any Person other than CMC, all duties and responsibilities theretofore delegated by CMC to Seller or any Originator may, at the discretion of the Administrative Agent or ~~any Purchaser~~the Liberty Street Administrator, be terminated forthwith on notice given by the Administrative Agent or ~~any Purchaser to the Administrative Agent or the other Purchaser, as applicable,~~the Liberty Street Administrator to CMC and to Seller (with, in the case of the Liberty Street Administrator, a copy to the Administrative Agent and, in the case of the Administrative Agent, a copy to the Liberty Street Administrator).

(c) Notwithstanding the foregoing subsection (b), (i) the Servicer shall be and remain primarily liable to the Administrative Agent, the Liberty Street Administrator and the Purchasers for the full and prompt performance of all duties and responsibilities of the Servicer hereunder and (ii) the Administrative Agent, the Liberty Street Administrator and the Purchasers shall be entitled to deal exclusively with the Servicer in matters relating to the discharge by the Servicer of its duties and responsibilities hereunder. The Administrative Agent, the Liberty Street Administrator and the Purchasers shall not be required to give notice, demand or other communication to any Person other than the Servicer in order for communication to the Servicer and its sub-Servicer or other delegate with respect thereto to be accomplished. The Servicer, at all times that it is the Servicer, shall be responsible for providing any sub-Servicer or other delegate of the Servicer with any notice given to the Servicer under this Agreement.

Section 6.2. Duties of the Servicer.

(a) The Servicer shall take or cause to be taken all such actions as may be necessary or advisable to collect each Receivable from time to time, all in accordance with applicable laws, rules and regulations, with reasonable care and diligence, and in accordance with the Credit and Collection Policy of each respective Originator.

(b) The Servicer will instruct all Obligors to pay all Collections directly to a Lock-Box or Lock-Box Account. The Servicer shall cause a Lock-Box Agreement in form reasonably acceptable to the Administrative Agent to be in effect with respect to each Lock-Box and Lock-Box Account. In the case of any remittances received in any Lock-Box or Lock-Box Account that shall have been identified, to the satisfaction of the Servicer, to not constitute Collections or other proceeds of the Pool Assets, the Servicer shall promptly remit such items to the Person identified to it as being the owner of such remittances. From and after the date the Administrative Agent delivers to any Lock-Box Bank a Collection Notice pursuant to Section 6.4 (such date, the “Dominion Date”), the Administrative Agent, on behalf of the Purchasers, may request that the Servicer, and the Servicer thereupon promptly shall instruct all Obligors to remit all payments thereon to a new depositary account specified by the Administrative Agent and, at all times thereafter, Seller and the Servicer shall not deposit or otherwise credit, and shall not permit any other Person to deposit or otherwise credit to such new depositary account any cash or payment item other than Collections.

(c) The Servicer (and from and after the Dominion Date, the Administrative Agent) shall administer the Collections in accordance with the procedures described herein and in Article II. Subject to the last sentence of this Section 6.2(c), the Servicer shall hold in trust for the account of Seller and each Purchaser their respective shares of the Collections in accordance with Article II. Following the occurrence of the Dominion Date, the Servicer shall, upon the request of the Administrative Agent or the Liberty Street Administrator, segregate, in a manner acceptable to the Administrative Agent, all cash, checks and other instruments received by it from time to time constituting Collections from the general funds of the Servicer or Seller prior to the remittance thereof in accordance with Article II to the extent of any accrued and unpaid Aggregate Unpaids, and the requirement to continue such segregation shall continue until such Amortization Event is waived in the sole discretion of the Required Purchasers or until the conditions to further Purchases and Reinvestments set forth in Section 4.2 are satisfied. Subject to Section 2.2, at all times while the Servicer is required to segregate Collections pursuant to the preceding sentence, the Servicer shall segregate and deposit with a bank designated by the Administrative Agent such allocable share of Collections of Receivables set aside for the Purchasers on the first Business Day following receipt by the Servicer of such Collections, duly endorsed or with duly executed instruments of transfer. Notwithstanding anything in this Agreement to the contrary, for so long as the Administrative Agent or the Liberty Street Administrator is not permitted to and has not requested the segregation of Collections in accordance with this Section 6.2(c) and CMC or one of its Affiliates is the Servicer, the Servicer may process Collections as a part of a central cash management system maintained by CMC and its Affiliates, which system shall include written records (which may be electronic) of all debits and credits attributable to Seller and its Receivables and all other participants in such system and, prior to the Dominion Date, such funds may be commingled with other funds of CMC and its Affiliates.

(d) The Servicer may, in accordance with the Credit and Collection Policy, extend the maturity of any Receivable or adjust the Outstanding Balance of any Receivable as the Servicer determines to be appropriate to maximize Collections thereof; provided, however, that such extension or adjustment shall not alter the status of such Receivable as a Delinquent Receivable, Defaulted Receivable or Charged-Off Receivable or limit the rights of the Administrative Agent, the Liberty Street Administrator or the Purchasers under this Agreement. Notwithstanding anything to the contrary contained herein, following the occurrence and during continuation of an Amortization Event, the Administrative Agent shall have the absolute and unlimited right to direct the Servicer to commence or settle any legal action with respect to any Receivable or to foreclose upon or repossess any Related Security.

(e) The Servicer shall hold in trust for Seller ~~and~~, the Administrative Agent, the Liberty Street Administrator and each Purchaser all Records in its possession that (i) evidence or relate to the Receivables, the related Contracts and Related Security or (ii) are otherwise necessary or desirable to collect the Receivables and shall, following the occurrence of an Amortization Event that is continuing (provided such Amortization Event is not, in the sole discretion of the Administrative Agent, the Liberty Street Administrator and the Purchasers, waived in accordance with this Agreement, neither the Administrative Agent, the Liberty Street Administrator nor any Purchaser shall be required to grant any such waiver), as soon as practicable upon demand of the Administrative Agent, deliver or make available to the Administrative Agent all such Records, at a place selected by the Administrative Agent. The Servicer shall, one (1) Business Day following receipt thereof turn over (A) to Seller any cash collections or other cash proceeds in accordance with Article II and (B) to the applicable Person any cash collections or other cash proceeds received with respect to Indebtedness not constituting Receivables. The Servicer shall, from time to time at the request of the Administrative Agent or ~~any Purchaser~~the Liberty Street Administrator, furnish to the Purchasers (promptly after any such request) a calculation of the amounts set aside for the Purchasers pursuant to Article II.

(f) Any payment by an Obligor in respect of any indebtedness owed by it to an Originator or Seller shall, except as otherwise specified by such Obligor or otherwise required by Contract or law and unless otherwise instructed by the Administrative Agent, be applied as a Collection of any Receivable of such Obligor (starting with the oldest such Receivable) to the extent of any amounts then due and payable thereunder before being applied to any other receivable or other obligation of such Obligor.

Section 6.3. Lock-Box Accounts. Subject to the terms of the applicable Lock-Box Agreement, Seller shall grant to the Administrative Agent for the benefit of the Purchasers “control” (within the meaning of the UCC) over each Lock-Box and Lock-Box Account. Seller hereby authorizes the Administrative Agent, and agrees that the Administrative Agent shall be entitled after the occurrence of an Amortization Event to (a) endorse Seller’s name on checks and other instruments representing Collections, (b) enforce the Receivables, the related Contracts and the Related Security and (c) take such action as shall be necessary or desirable to cause all cash, checks and other instruments constituting Collections of Receivables to come into the possession of the Administrative Agent rather than Seller.

Section 6.4. Collection Notices. The Administrative Agent is authorized to date and to deliver to the Lock-Box Banks the Collection Notices (i) upon the occurrence and during the continuance of an Amortization Event or (ii) upon not less than five (5) Business Days’ prior written notice to the Seller Parties if deemed necessary or advisable in the reasonable judgment of the Administrative Agent following a material adverse change in financial condition or circumstances of the Seller or the Performance Guarantor at any time that Excess Availability is less than $20,000,000 (it being understood that (a) if Excess Availability of at least $20,000,000 is restored before the Administrative Agent delivers any Collection Notice, the Administrative Agent shall not be allowed to deliver any Collection Notices unless and until Excess Availability falls below $20,000,000 again, and (b) no further prior notice to the Seller Parties shall be required to deliver such Collection Notice). Subject to the terms of the applicable Lock-Box Agreement, the Seller has transferred to the Administrative Agent for the benefit of the Purchasers, effective when the Administrative Agent delivers such notice, exclusive “control” over each Lock-Box and related Lock-Box Accounts. In case any authorized signatory of Seller whose signature appears on a Lock-Box Agreement shall cease to have such authority before the delivery of such notice, such Collection Notice shall nevertheless be valid as if such authority had remained in force. Seller hereby authorizes the Administrative Agent, and agrees that the Administrative Agent shall be entitled (x) at any time after delivery of the Collection Notices, to endorse Seller’s name on checks and other instruments representing Collections, (y) at any time after an Amortization Event hereunder has occurred and is continuing, to enforce the Receivables, the related Contracts and the Related Security, and (z) at any time after an Amortization Event hereunder has occurred and is continuing, to take such action as shall be necessary or desirable to cause all cash, checks and other instruments constituting Collections of Receivables to come into the possession of the Administrative Agent rather than Seller.

Section 6.5. Responsibilities of Seller. Anything herein to the contrary notwithstanding, the exercise by the Administrative Agent, the Liberty Street Administrator and the Purchasers of their rights hereunder shall not release the Servicer, any Originator or Seller from any of their duties or obligations with respect to any Receivables or under the related Contracts. The Purchasers shall have no obligation or liability with respect to any Receivables or related Contracts, nor shall any of them be obligated to perform the obligations of Seller.

Section 6.6. Reports.

(a) On each Interim Reporting Date (if any), the Servicer shall prepare and deliver not later than 11:00 a.m. (New York City time) to the Purchasers an Interim Report in the form of Exhibit VIII hereto (appropriately completed and executed).

(b) On each Monthly Reporting Date, the Servicer shall prepare and deliver not later than 11:00 a.m. (New York City time) to the Purchasers, a Monthly Report for the calendar month then most recently ended in the form of Exhibit IX hereto (appropriately completed and executed).

(c) At such times as the Administrative Agent or ~~any Purchaser~~the Liberty Street Administrator shall reasonably request, the Servicer shall prepare and deliver not later than 11:00 a.m. (New York City time) two (2) Business Days after such request a listing by Obligor of all Receivables together with an aging of such Receivables.

Section 6.7. Servicing Fees. In consideration of CMC’s agreement to act as the Servicer hereunder, so long as CMC shall continue to perform as the Servicer hereunder, CMC shall be paid a fee (the “Servicing Fee”) on each Monthly Payment Date, in arrears for the immediately preceding Calculation Period, equal to 1.0% per annum of the average aggregate Outstanding Balance of all Receivables during such period. At any time while the Servicer is not an Affiliate of Seller, the Servicing Fee shall be computed at such rate per annum as the Administrative Agent, the Liberty Street Administrator, Seller and the substitute Servicer may mutually agree.

ARTICLE VII.

AMORTIZATION EVENTS

Section 7.1. Amortization Events. The occurrence of any one or more of the following events shall constitute an “Amortization Event”:

(a) (i) Any Seller Party shall fail to make any payment or deposit of Capital required to be paid to the Administrative Agent or the Liberty Street Administrator for the benefit of any Purchaser under ~~this Agreement~~any Transaction Document and such failure under this clause (i) continues for one (1) Business Day after the date when the same was required to be made; or (ii) any Seller Party shall fail to make any payment or deposit of any other amount required to be paid to a Purchaser, the Administrative Agent, the Liberty Street Administrator or an Indemnified Party under this Agreement or any other Transaction Document to which it is a party and such failure under this clause (ii) continues for two (2) Business Days after the date when the same was required to be made.

(b) Any Seller Party shall fail to perform or observe any covenant contained in any provision of Section 5.1(b)(vi), Section 5.1(i)(vi), Section 5.2, Section 6.2(c) or Section 6.6 (and, (i) in the case of Section 6.6 only, such failure continues for two (2) Business Days after the date when the same was required to be performed and (ii) in the case of Section 5.1(b)(vi) and Section 5.1(i)(vi) only, such failure continues for ten (10) Business Days after the date when the same was required to be performed).

(c) Any Seller Party shall fail to perform or observe any other covenant, agreement or other obligation hereunder (other than as referred to in another paragraph of this Section 7.1) or any other Transaction Document to which it is a party and such failure shall continue for thirty (30) consecutive Business Days following the earlier to occur of (i) notice from the Administrative Agent, the Liberty Street Administrator or any Purchaser of such non-performance or non-observance, or (ii) the date on which an Authorized Officer of such Seller Party otherwise becomes aware of such non-performance or non-observance.

(d) Any representation, warranty, certification or statement made by any Seller Party in this Agreement, any other Transaction Document or in any other document required to be delivered pursuant hereto or thereto shall prove to have been incorrect when made or deemed made in any material respect; provided that the materiality threshold in this subsection shall not be applicable with respect to any representation or warranty which itself contains a materiality threshold; provided further that in the case of Section 3.1(v) only, such failure continues for one (1) Business Day after the date when the representation, warranty, certification or statement was required to be made.

(e) On any Settlement Date, after giving effect to the turnover and application of Collections and Deemed Collections, an Investment Excess shall exist and be continuing for one (1) Business Day after such Settlement Date.

(f)     (i) Seller shall fail to pay any principal of or premium or interest on any of its Indebtedness (other than Indebtedness under this Agreement) which is outstanding when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Indebtedness; or any other event shall occur or condition shall exist under any agreement or instrument relating to any such Indebtedness and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate, or permit the acceleration of, the maturity of such Indebtedness; or any such Indebtedness shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment), redeemed, purchased or defeased, or an offer to repay, redeem, purchase or defease such Indebtedness shall be required to be made, in each case prior to the stated maturity thereof; or

(ii) Performance Guarantor or any Originator shall fail to pay any principal of or premium or interest on any of its Material Indebtedness which is outstanding when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Material Indebtedness; or any other event shall occur or condition shall exist under any agreement or instrument relating to any such Material Indebtedness and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate, or permit the acceleration of, the maturity of such Material Indebtedness; or any such Material

Indebtedness shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment), redeemed, purchased or defeased, or an offer to repay, redeem, purchase or defease such Material Indebtedness shall be required to be made, in each case prior to the stated maturity thereof.

(g)     (i) Any Seller Party, any Originator or any other Material Subsidiary shall generally not pay its debts as such debts become due or shall admit in writing its inability to pay its debts generally or shall make a general assignment for the benefit of creditors;

(ii) any proceeding shall be instituted by Seller seeking to adjudicate it bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee or other similar official for it or any substantial part of its property;

(iii) any proceeding shall be instituted against Seller seeking to adjudicate it bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee or other similar official for it or any substantial part of its property and, unless such proceeding is consented to or acquiesced in by Seller, such proceeding of the type described in this clause (iii) remains undismissed, unvacated or unstayed for a period of sixty (60) days;

(iv) (A) any proceeding shall be instituted by Performance Guarantor, Servicer, any Originator or any Material Subsidiary (other than Seller) seeking to adjudicate it bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee or other similar official for it or any substantial part of its property, or (B) any proceeding shall be instituted against any Performance Guarantor, Servicer, any Originator or any Material Subsidiary (other than Seller) seeking to adjudicate it bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee or other similar official for it or any substantial part of its property and, unless such proceeding is consented to or acquiesced in by Performance Guarantor, Servicer, such Originator or such Material Subsidiary, such proceeding of the type described in this clause (B) remains undismissed, unvacated or unstayed for a period of sixty (60) days; or

(v) Any Seller Party, any Originator or any Material Subsidiary shall take any corporate action to authorize any of the actions set forth in clauses (i), (ii) or (iv) above in this subsection (g).

(h) As at the end of any calendar month:

(i) the average of the Delinquency Ratios for the three months then most recently ended shall exceed 5.00%;

(ii) the average of the Default Ratios for the three months then most recently ended shall exceed 4.00%; or

(iii) the average of the Dilution Ratios for the three months then most recently ended shall exceed 8.00%.

(i) A Change of Control shall occur.

(j) (i) One or more final judgments for the payment of money in an amount in excess of $14,425, individually or in the aggregate, shall be entered against Seller or (ii) one or more final judgments for the payment of money in an amount in excess of $10,000,000, individually or in the aggregate, shall be entered against Performance Guarantor, Servicer or any Originator on claims not covered by insurance or as to which the insurance carrier has denied its responsibility, and such judgment shall continue unsatisfied and in effect for thirty (30) consecutive days without a stay of execution.

(k) Either (i) the “Termination Date” under and as defined in the Sale Agreement shall occur with respect to any Material Originator or (ii) any Material Originator shall for any reason cease to transfer, or cease to have the legal capacity to transfer, or otherwise be incapable of transferring Receivables to Seller under the Sale Agreement.

(l) The Performance Undertaking shall cease to be effective or to be the legally valid, binding and enforceable obligation of Performance Guarantor, or Performance Guarantor shall contest in any proceeding in any court or any mediation or arbitral proceeding such effectiveness, validity, binding nature or enforceability of its obligations thereunder.

(m) This Agreement shall terminate in whole or in part (except in accordance with its terms), or shall cease to be effective or to be the legally valid, binding and enforceable obligation of Seller, or any Originator shall directly or indirectly contest in any manner such effectiveness, validity, binding nature or enforceability, or the Administrative Agent for the benefit of the Purchasers shall cease to have a valid and perfected first priority security interest in the Receivables, the Related Security and the Collections with respect thereto and the Lock-Box Accounts.

(n) The Internal Revenue Service shall file notice of a lien pursuant to Section 6323 of the Tax Code with regard to any of the Receivables or Related Security and such lien shall not have been released within ten (10) Business Days.

(o) The PBGC shall file notice of a lien pursuant to Section 4068 of ERISA with respect to any of the Receivables or Related Security and such lien shall not have been released within ten (10) Business Days; or any of the following events shall occur with respect to any Pension Plan: (i) the institution of any steps by Performance Guarantor, any member of its Controlled Group or any other Person to terminate a Pension Plan if, as a result of such termination, Performance Guarantor or any such member could be required to make a contribution to such Pension Plan, or could reasonably expect to incur a liability or obligation to such Pension Plan, in excess of $10,000,000; of (ii) a contribution failure occurs with respect to any Pension Plan sufficient to give rise to a lien under section 302(f) of ERISA.

(p) The Interest Coverage Ratio shall be less than (i) 2.50 to 1.00 on May 31, 2011 or at ~~the end of any fiscal quarter~~any time through and including November 29, 2012, or (ii) 3.00 to 1.00 at any time thereafter.

(q) The Debt to Capitalization Ratio shall be greater than 0.60 to 1.00 at any time.

(r) Any Subsidiary Originator shall commence or institute any lawsuit or similar proceeding seeking to collect payment under the applicable Subordinated Note.

(s) Failure of Performance Guarantor to maintain Liquidity (as defined in the Senior Credit Agreement as in effect on December 28, 2011, without regard to any subsequent amendment unless each of the Purchasers has given its prior written consent thereto) of at least $150,000,000 in excess of the outstanding principal amount of the 2013 Notes at all times on and after May 15, 2013 while the 2013 Notes remain outstanding.

Section 7.2. Remedies. Upon the occurrence and during the continuation of an Amortization Event, the Administrative Agent may, and upon the direction of the Required Purchasers, shall, take any of the following actions: (i) replace the Person then acting as the Servicer, (ii) upon notice to the Seller Parties, declare the Amortization Date to have occurred, whereupon the Amortization Date shall forthwith occur, without demand, protest or further notice of any kind, all of which are hereby expressly waived by each Seller Party; provided, however, that upon the occurrence of an Amortization Event described in Section 7.1(g)(ii) or (iii), or of an actual or deemed entry of an order for relief with respect to any Seller Party under the Federal Bankruptcy Code, the Amortization Date shall automatically occur, without demand, protest or any notice of any kind, all of which are hereby expressly waived by each Seller Party, and (iii) notify Obligors of the Administrative Agent’s and Purchasers’ interest in the Receivables. The aforementioned rights and remedies shall be without limitation, and shall be in addition to all other rights and remedies of the Administrative Agent and the Purchasers otherwise available under any other provision of this Agreement, by operation of law, at equity or otherwise, all of which are hereby expressly preserved, including, without limitation, all rights and remedies provided under the UCC, all of which rights shall be cumulative.

ARTICLE VIII.

INDEMNIFICATION

Section 8.1. Indemnities by Seller. (a) Without limiting any other rights that the Administrative Agent or any Purchaser may have hereunder or under applicable law, Seller hereby agrees to indemnify (and to pay, within 30 days after receipt of a reasonably detailed invoice) the Administrative Agent, the Liberty Street Administrator and each of the Purchasers and their respective assigns, officers, directors, agents and employees (each an “Indemnified Party”) from and against any and all damages, losses, claims, taxes, liabilities, costs, reasonable expenses and for all other amounts payable, including reasonable fees and disbursements of external counsel (all of the foregoing being collectively referred to as “Indemnified Amounts”) awarded against or incurred by any of them arising out of or as a result of this Agreement or the acquisition, either directly or indirectly, by the Administrative Agent, the Liberty Street Administrator or any Purchaser of an interest in the Receivables excluding, however, in all of the foregoing instances:

(A) Indemnified Amounts to the extent a final judgment of a court of competent jurisdiction holds that such Indemnified Amounts resulted from gross negligence, fraud or willful misconduct on the part of an Indemnified Party;

(B) Indemnified Amounts to the extent the same include losses in respect of Receivables that are uncollectible on account of the insolvency, bankruptcy or lack of creditworthiness or financial inability or unwillingness to pay (other than a dispute giving rise to a Dilution) of the related Obligor; or

(C) Excluded Taxes of such Indemnified Party to the extent that the computation of such taxes is consistent with the characterization for income tax purposes of the Purchasers’ making of Investments in the Purchased Assets as a loan or loans by the Purchasers to Seller secured by the Pool Assets;

provided, however, that nothing contained in this sentence shall limit the liability of Seller or limit the recourse of the Purchasers to Seller for amounts otherwise specifically provided to be paid by Seller under the terms of this Agreement. Without limiting the generality of the foregoing indemnification, Seller shall indemnify the Indemnified Parties for Indemnified Amounts (including, without limitation, losses in respect of uncollectible Receivables, regardless of whether reimbursement therefor would constitute recourse to Seller) relating to or resulting from:

(i) any representation or warranty made by any Seller Party, the Performance Guarantor or any Originator (or any officers of any such Person) under or in connection with this Agreement, any other Transaction Document or any other information or report required to be delivered by any such Person pursuant hereto or thereto, which shall have been false or incorrect when made or deemed made;

(ii) the failure by any Seller Party or any Originator to comply with any applicable law, rule or regulation with respect to any Receivable or Contract related thereto, or the nonconformity of any Receivable or Contract included therein with any such applicable law, rule or regulation or any failure of any Originator to keep or perform any of its obligations, express or implied, with respect to any Contract;

(iii) any failure of any Seller Party, any Originator or the Performance Guarantor to perform its duties, covenants or other obligations in accordance with the provisions of any Transaction Document to which it is a party;

(iv) any environmental liability, products liability, personal injury or damage suit, or other similar claim arising out of or in connection with merchandise, insurance or services that are the subject of any Contract or any Receivable;

(v) any dispute, claim, offset or defense (other than discharge in bankruptcy of the Obligor) of the Obligor to the payment of any Receivable (including, without limitation, a defense based on such Receivable or the related Contract not being a legal, valid and binding obligation of such Obligor enforceable against it in accordance with its terms), or any other claim resulting from the sale of the merchandise or service related to such Receivable or the furnishing or failure to furnish such merchandise or services;

(vi) the commingling of Collections of Receivables at any time with other funds;

(vii) any investigation, litigation or proceeding related to or arising from this Agreement or any other Transaction Document, the transactions contemplated hereby, the use of the proceeds of an Investment, the ownership of the Pool Assets or any Investment therein or any other investigation, litigation or proceeding relating to any Seller Party or any Originator in which any Indemnified Party becomes involved as a result of any of the transactions contemplated hereby;

(viii) any inability to litigate any claim against any Obligor in respect of any Receivable as a result of such Obligor being immune from civil and commercial law and suit on the grounds of sovereignty or otherwise from any legal action, suit or proceeding;

(ix) any Amortization Event described in Section 7.1(g);

(x) any failure of Seller to acquire and maintain legal and equitable title to, and ownership of any Receivable and the Related Security and Collections with respect thereto from any Originator, free and clear of any Adverse Claim (other than as created hereunder); or any failure of Seller to give reasonably equivalent value to the applicable Originator under the Sale Agreement in consideration of the transfer by it of any Receivable, or any attempt by any Person to void such transfer under statutory provisions or common law or equitable action;

(xi) any failure to vest and maintain vested in the Administrative Agent for the benefit of the Purchasers legal and equitable title to, and ownership of, a perfected ownership interest or first priority perfect security interest in the Pool Assets, free and clear of any Adverse Claim (except as created by the Transaction Documents);

(xii) the failure to have filed, or any delay in filing, financing statements or other similar instruments or documents under the UCC of any applicable jurisdiction or other applicable laws with respect to any Pool Assets, whether on the date hereof or at any subsequent time, except to the extent such failure or delay is caused by the Administrative Agent;

(xiii) any action or omission by any Seller Party which reduces or impairs the rights of the Administrative Agent, the Liberty Street Administrator or the Purchasers with respect to any Pool Assets or the value of any Pool Assets;

(xiv) any attempt by any Person to void any Investment or the security interest in the Pool Assets granted hereunder, whether under statutory provision, common law or equitable action; and

(xv) the failure of any Receivable included in the calculation of the Net Pool Balance as an Eligible Receivable to be an Eligible Receivable at the time so included.

(b) After receipt by an Indemnified Party of notice of any investigative, administrative or judicial proceeding (collectively, a “Proceeding”) involving such Indemnified Party, such Indemnified Party shall, if a claim in respect thereof is to be made against Seller hereunder, promptly notify Seller in writing, and in reasonable detail, of such Proceeding. Upon receipt of notice from an Indemnified Party seeking indemnification hereunder with respect to any such Proceeding, Seller shall be entitled to assume the defense of any such Proceeding with counsel reasonably satisfactory to the Administrative Agent (or, in the case of an Indemnified Party that is or is affiliated with any member of the Liberty Street Funding Group, the Liberty Street Administrator). Upon Seller’s assumption of the defense of any such Proceeding, the Indemnified Party shall have the right to participate in such Proceeding and to retain its own counsel but Seller shall not be liable for any legal expenses of other counsel subsequently incurred by such Indemnified Party in connection with the defense thereof unless (x) Seller agrees in writing to pay such fees and expenses, (y) Seller fails to employ counsel reasonably satisfactory to the Administrative Agent (or, in the case of an Indemnified Party that is or is affiliated with any member of the Liberty Street Funding Group, the Liberty Street Administrator) in a timely manner, or (z) the Indemnified Party shall have been advised by counsel that there are actual or potential conflicting interests between Seller, on the one hand, and the Indemnified Party, on the other hand, including situations in which there are one or more legal defenses available to the Indemnified Party that are different from or additional to those available to Seller; provided, however, that Seller shall not in any event be responsible hereunder for the fees and expenses of more than one counsel (plus local counsel, where necessary) for all Indemnified Parties in connection with any Proceeding. Seller shall have the sole authority to settle any claim for monetary damages and, if Seller chooses not to assume the defense of any such Proceeding, no Indemnified Party will consent to a settlement of, or the entry of any judgment arising from, any Proceeding without Seller’s prior written consent, which shall not be unreasonably withheld or delayed.

Section 8.2. Indemnities by the Servicer. (a) Without limiting any other rights that the Administrative Agent, the Liberty Street Administrator or any Purchaser may have hereunder or under applicable law, the Servicer hereby agrees to indemnify (and pay upon demand to) each Indemnified Party from and against any and all damages, losses, claims, taxes, liabilities, costs, reasonable expenses and for all other amounts payable, including reasonable fees and disbursements of external counsel (all of the foregoing being collectively referred to as “Servicer Indemnified Amounts”) awarded against or incurred by any of them arising out of or as a result of the Servicer’s failure to duly and punctually perform its obligations under this Agreement excluding, however, in all of the foregoing instances:

(A) Servicer Indemnified Amounts to the extent a final judgment of a court of competent jurisdiction holds that such Servicer Indemnified Amounts resulted from gross negligence or willful misconduct on the part of an Indemnified Party; and

(B) Servicer Indemnified Amounts to the extent the same includes losses in respect of Receivables that are uncollectible on account of the insolvency, bankruptcy or lack of creditworthiness or financial inability or unwillingness to pay (other than a dispute giving rise to a Dilution) of the related Obligor;

provided, however, that nothing contained in this sentence shall limit the liability of the Servicer or limit the recourse of the Purchasers to the Servicer for Collections received by the Servicer and required to be remitted by it under the terms of this Agreement. Without limiting the generality of the foregoing indemnification, the Servicer shall indemnify the Indemnified Parties for Servicer Indemnified Amounts (including, without limitation, losses in respect of uncollectible Receivables, regardless of whether reimbursement therefor would constitute recourse to the Servicer) relating to or resulting from:

(i) any representation or warranty made by the Servicer (or any officers of the Servicer) under or in connection with this Agreement, any other Transaction Document or any other information or report delivered by any such Person pursuant hereto or thereto, which shall have been false or incorrect when made or deemed made;

(ii) the failure by the Servicer to comply with any applicable law, rule or regulation with respect to the collection of any Receivable or Related Security;

(iii) any failure of the Servicer to perform its duties, covenants or other obligations in accordance with the provisions of this Agreement or any other Transaction Document;

(iv) the commingling by the Servicer of Collections of Receivables or funds or other assets arising therefrom at any time with other funds;

(v) any investigation, litigation or proceeding relating to the Servicer in which any Indemnified Party becomes involved as a result of any of the transactions contemplated hereby;

(vi) any Amortization Event of the described in Section 7.1(g) with respect to the Servicer; and

(vii) any action or omission by the Servicer relating to its obligations hereunder which reduces or impairs the rights of the Administrative Agent or the Purchasers with respect to any Receivable or the value of any such Receivable.

(b) After receipt by an Indemnified Party of notice of any Proceedings involving such Indemnified Party, such Indemnified Party shall, if a claim in respect thereof is to be made against Servicer hereunder, promptly notify the Servicer in writing, and in reasonable detail, of such Proceeding. Upon receipt of notice from an Indemnified Party seeking indemnification hereunder with respect to any such Proceeding, the Servicer shall be entitled to assume the defense of any such Proceeding with counsel reasonably satisfactory to the Administrative Agent (or, in the case of an Indemnified Party that is or is affiliated with any member of the Liberty Street Funding Group, the Liberty Street Administrator). Upon the Servicer’s assumption of the defense of any such Proceeding, the Indemnified Party shall have the right to participate in such Proceeding and to retain its own counsel but the Servicer shall not be liable for any legal expenses of other counsel subsequently incurred by such Indemnified Party in connection with the defense thereof unless (x) the Servicer agrees in writing to pay such fees and expenses, (y) the Servicer fails to employ counsel reasonably satisfactory to the Administrative Agent (or, in the case of an Indemnified Party that is or is affiliated with any member of the Liberty Street Funding Group, the Liberty Street Administrator) in a timely manner, or (z) the Indemnified Party shall have been advised by counsel that there are actual or potential conflicting interests between the Servicer, on the one hand, and the Indemnified Party, on the other hand, including situations in which there are one or more legal defenses available to the Indemnified Party that are different from or additional to those available to the Servicer; provided, however, that the Servicer shall not in any event be responsible hereunder for the fees and expenses of more than one counsel (plus local counsel, where necessary) for all Indemnified Parties in connection with any Proceeding. The Servicer shall have the sole authority to settle any claim for monetary damages and, if the Servicer chooses not to assume the defense of any such Proceeding, no Indemnified Party will consent to a settlement of, or the entry of any judgment arising from, any Proceeding without the Servicer’s prior written consent, which shall not be unreasonably withheld or delayed.

Section 8.3. Increased Cost and Reduced Return. If after the date hereof, any Purchaser shall be charged any fee, expense or increased cost on account of the adoption of any applicable law, rule or regulation (including any applicable law, rule or regulation regarding capital adequacy), any accounting principles or any change in any of the foregoing, or any change in the interpretation or administration thereof by the Financial Accounting Standards Board, any governmental authority, any central bank or any comparable agency charged with the interpretation or administration thereof, or compliance with any request or directive (whether or not having the force of law) of any such authority or agency: (i) that subjects any Purchaser to any charge or withholding on or with respect to this Agreement or a Purchaser’s obligations hereunder (including, without limitation, its obligations to pay the Deferred Purchase Price), or on or with respect to the Receivables, or changes the basis of taxation of payments to any Purchaser of any amounts payable hereunder (except for Excluded Taxes or taxes excluded by Section 8.1) or (ii) that imposes, modifies or deems applicable any reserve, assessment, insurance charge, special deposit or similar requirement against assets of, deposits with or for the account of a Purchaser, or credit extended by a Purchaser pursuant to this Agreement or (iii) that imposes any other condition the result of which is to increase the cost to a Purchaser of performing its obligations hereunder, or to reduce the rate of return on a Purchaser’s capital as a consequence of its obligations hereunder, or to reduce the amount of any sum received or receivable by a Purchaser under this Agreement or to require any payment calculated by reference to the amount of interests or loans held or interest received by it, then, upon demand by the applicable Purchaser, Seller shall pay to such Purchaser, such amounts charged to such Purchaser or such amounts to otherwise compensate such Purchaser for such increased cost or such reduction; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be an adoption, change, request or directive subject to this Section 8.3(a), regardless of the date enacted, adopted or issued. Notwithstanding the foregoing, no Purchaser that is not organized under the laws of the United States of America, or a state thereof, shall be entitled to reimbursement or compensation hereunder unless and until it has delivered to Seller two (2) duly completed and signed originals of United States Internal Revenue Service Form W-8BEN or W-8ECI, as applicable, certifying in either case that such Purchaser is entitled to receive payments under this Agreement without deduction or withholding of any United States federal income taxes.

Section 8.4. Other Costs and Expenses. Seller shall pay to the Administrative Agent on demand all reasonable and documented costs and out-of-pocket expenses in connection with the preparation, execution, delivery and administration of this Agreement, the transactions contemplated hereby and the other documents to be delivered hereunder, including without limitation, the cost of auditors auditing the books, records and procedures of Seller, reasonable fees and out-of-pocket expenses of external legal counsel for the Administrative Agent with respect thereto and with respect to advising the Administrative Agent as to its rights and remedies under this Agreement.  Seller shall pay to the Administrative Agent and the ~~Purchasers~~Liberty Street Administrator on demand any and all of their reasonable costs and out-of-pocket expenses ~~of the Administrative Agent and the Purchasers~~, if any, including reasonable and documented external counsel fees and out-of-pocket expenses in connection with (i) any amendments, any waivers or the enforcement of this Agreement and the other documents delivered hereunder and (ii) any restructuring or workout of this Agreement or such documents, or the administration of this Agreement following an Amortization Event.

ARTICLE IX.

THE ADMINISTRATIVE AGENT AND THE LIBERTY STREET ADMINISTRATOR

Section 9.1. Appointment.

(a) Each Purchaser hereby irrevocably designates and appoints WFB, as Administrative Agent hereunder, and authorizes the Administrative Agent to take such action on its behalf under the provisions of the Transaction Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of the Transaction Documents, together with such other powers as are reasonably incidental thereto. Each of Liberty Street and Scotiabank hereby irrevocably designates and appoints Scotiabank, as Liberty Street Administrator hereunder, and authorizes the Liberty Street Administrator to take such action on its behalf under the provisions of the Transaction Documents and to exercise such powers and perform such duties as are expressly delegated to the Liberty Street Administrator by the terms of the Transaction Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, neither the Administrative Agent nor the Liberty Street Administrator shall ~~not~~ have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Purchaser, and no implied covenants, functions, responsibilities, duties, obligations or liabilities on the part of the Administrative Agent or the Liberty Street Administrator shall be read into this Agreement or otherwise exist against the Administrative Agent or the Liberty Street Administrator.

(b) The provisions of this Article IX are solely for the benefit of the Administrative Agent, the Liberty Street Administrator and the Purchasers, and neither of Seller Parties shall have any rights as a third-party beneficiary or otherwise under any of the provisions of this Article IX (other than as provided in Section 9.9), except that this Article IX shall not affect any obligations which the Administrative Agent, the Liberty Street Administrator or any Purchaser may have to either of Seller Parties under the other provisions of this Agreement.

(c) In performing its functions and duties hereunder, the Administrative Agent shall act solely as the Administrative Agent of the Purchasers and does not assume nor shall be deemed to have assumed any obligation or relationship of trust or agency with or for either of Seller Parties or any of their respective successors and assigns. In performing its functions and duties hereunder, the Liberty Street Administrator shall act solely as the administrator of the Liberty Street Funding Group and does not assume nor shall be deemed to have assumed any obligation or relationship of trust or agency with or for either of Seller Parties, WFB, the Administrative Agent or any of their respective successors and assigns.

Section 9.2. Delegation of Duties. ~~The~~Each of the Administrative Agent and the Liberty Street Administrator may execute any of its duties under the applicable Transaction Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. ~~The~~Neither the Administrative Agent nor the Liberty Street Administrator shall ~~not~~ be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.

Section 9.3. Exculpatory Provisions. Neither the Administrative Agent, the Liberty Street Administrator nor any of ~~its~~their respective directors, officers, agents or employees shall be (i) liable for any action lawfully taken or omitted to be taken by it or them or any Person described in Section 9.2 under or in connection with the Transaction Documents (except for its, their or such Person’s own bad faith, gross negligence or willful misconduct), or (ii) responsible in any manner to any of the Purchasers or other agents for any recitals, statements, representations or warranties made by Seller contained in any Transaction Document or in any certificate, report, statement or other document referred to or provided for in, or received under or in connection with, any Transaction Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other document furnished in connection herewith, or for any failure of either of Seller Parties to perform its respective obligations hereunder, or for the satisfaction of any condition specified in Article IV, except receipt of items required to be delivered to the Administrative Agent~~. The~~ or, as applicable, the Liberty Street Administrator. Neither the Administrative Agent nor the Liberty Street Administrator shall ~~not~~ be under any obligation to any Purchaser to ascertain or to inquire as to the observance or performance of any of the agreements or covenants contained in, or conditions of, any Transaction Document, or to inspect the properties, books or records of Seller Parties. This Section 9.3 is intended solely to govern the relationships between (a) the Administrative Agent on the one hand and the Purchasers on the other, and (b) the Liberty Street Administrator, on the one hand, and the members of the Liberty Street Funding Group, on the other.

Section 9.4. Reliance by the Administrative Agent, the Liberty Street Administrator and the Purchasers.

(a) The Administrative Agent, the Liberty Street Administrator and each Purchaser shall in all cases be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to Seller Parties), independent accountants and other experts selected by the Administrative Agent, the Liberty Street Administrator or such Purchaser. ~~The~~Each of the Administrative Agent and the Liberty Street Administrator shall in all cases be fully justified in failing or refusing to take any action under this Agreement or any other document furnished in connection herewith unless it shall first receive such advice or concurrence of (i) in the case of the Liberty Street Administrator, each member of the Liberty Street Funding Group, and (ii) in the case of the Administrative Agent, each Purchaser (except where another provision of this Agreement specifically authorizes the Administrative Agent to take action based on the instructions of ~~either Purchaser~~less than all of the Purchasers).

(b) Any action taken by the Administrative Agent in accordance with Section 9.4(a) shall be binding upon all Purchasers, and any action taken by the Liberty Street Administrator in accordance with Section 9.4(a) shall be finding upon all members of the Liberty Street Funding Group.

Section 9.5. Notice of Amortization Events. ~~Neither~~None of the Administrative Agent, the Liberty Street Administrator nor any Purchaser shall be deemed to have knowledge or notice of the occurrence of any Amortization Event or Potential Amortization Event unless it has received notice from ~~the Administrative Agent or another Purchaser, as applicable, or a Seller Party~~another party hereto referring to this Agreement, stating that an Amortization Event or a Potential Amortization Event has occurred hereunder and describing such Amortization Event or Potential Amortization Event. In the event that the Administrative Agent, the Liberty Street Administrator or any Purchaser receives such a notice, it shall promptly give notice thereof to the Administrative Agent and the other Purchasers, as applicable. The Administrative Agent shall take such action with respect to such Amortization Event or Potential Amortization Event as shall be directed by any Purchaser or the Liberty Street Administrator.

Section 9.6. Non-Reliance on the Administrative Agent, the Liberty Street Administrator and Other Purchasers. Each of the Purchasers expressly acknowledges that neither the Administrative Agent, the Liberty Street Administrator nor any of ~~the Administrative Agent’s~~their respective officers, directors, employees, agents, attorneys-in-fact or affiliates has made any representations or warranties to it and that no act by the Administrative Agent or the Liberty Street Administrator hereafter taken, including, without limitation, any review of the affairs of Seller Parties, shall be deemed to constitute any representation or warranty by the Administrative Agent or the Liberty Street Administrator. Each of the Purchasers also represents and warrants to the Administrative Agent , the Liberty Street Administrator and the other Purchasers that it has, independently and without reliance upon any such Person (or any of their Affiliates) and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, prospects, financial and other conditions and creditworthiness of Seller Parties and made its own decision to enter into this Agreement. Each of the Purchasers also represents that it will, independently and without reliance upon the Administrative Agent, the Liberty Street Administrator or any other Purchaser, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, prospects, financial and other condition and creditworthiness of Seller Parties. ~~Neither~~None of the Administrative Agent, the Liberty Street Administrator nor any Purchaser, nor any of their respective Affiliates, shall have any duty or responsibility to provide any party to this Agreement with any credit or other information concerning the business, operations, property, prospects, financial and other condition or creditworthiness of Seller Parties which may come into the possession of such Person or any of its respective officers, directors, employees, agents, attorneys-in-fact or affiliates.

Section 9.7. Indemnification of Administrative Agent and Liberty Street Administrator. Each Purchaser agrees to indemnify the Administrative Agent and its officers, directors, employees, representatives and agents (to the extent not reimbursed by Seller Parties and without limiting the obligation of Seller Parties to do so), ratably in accordance with their respective Percentages or Capital, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever (including, without limitation, the reasonable fees and disbursements of counsel for the Administrative Agent or such Person in connection with any investigative, administrative or judicial proceeding commenced or threatened, whether or not the Administrative Agent in its capacity as Administrative Agent or such Person shall be designated a party thereto) that may at any time be imposed on, incurred by or asserted against the Administrative Agent or such Person as a result of, or arising out of, or in any way related to or by reason of, any of the transactions contemplated hereunder or the execution, delivery or performance of this Agreement or any other document furnished in connection herewith (but excluding any such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting solely from the bad faith, gross negligence or willful misconduct of the Administrative Agent or such Person as finally determined by a court of competent jurisdiction). Each member of the Liberty Street Funding Group agrees to indemnify the Liberty Street Administrator and its officers, directors, employees, representatives and agents (to the extent not reimbursed by Seller Parties and without limiting the obligation of Seller Parties to do so), ratably in accordance with their respective Capital, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever (including, without limitation, the reasonable fees and disbursements of counsel for the Liberty Street Administrator or such Person in connection with any investigative, administrative or judicial proceeding commenced or threatened, whether or not the Liberty Street Administrator in its capacity as such or such Person shall be designated a party thereto) that may at any time be imposed on, incurred by or asserted against the Liberty Street Administrator or such Person as a result of, or arising out of, or in any way related to or by reason of, any of the transactions contemplated hereunder or the execution, delivery or performance of this Agreement or any other document furnished in connection herewith (but excluding any such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting solely from the bad faith, gross negligence or willful misconduct of the Liberty Street Administrator or such Person as finally determined by a court of competent jurisdiction).

Section 9.8. Administrative Agent ~~in its~~and Liberty Street Administrator in their Individual Capacit~~y~~ies. ~~The~~Each of the Administrative Agent and the Liberty Street Administrator in its individual capacity and its affiliates may make loans to, accept deposits from and generally engage in any kind of business with Seller Parties and their Affiliates as though ~~the Administrative Agent~~it were not the Administrative Agent or the Liberty Street Administrator, as the case may be, hereunder. With respect to its Investments, if any, each of the Administrative Agent and the Liberty Street Administrator shall have the same rights and powers under this Agreement as any Purchaser and may exercise the same as though it were not the Administrative Agent or the Liberty Street Administrator, as the case may be, and the terms “Purchaser” and “Purchasers” shall include each of the Administrative Agent and the Liberty Street Administrator in its individual capacity.

Section 9.9. Successor Administrative Agent. The Administrative Agent, upon thirty (30) days’ notice to Seller Parties and the Purchasers, may voluntarily resign and may be removed at any time, with or without cause, by the Purchasers. If the Administrative Agent shall voluntarily resign or be removed as Administrative Agent under this Agreement, then the ~~Purchasers during such thirty (30) day period shall appoint from among the remaining Purchasers, with the consent of Seller, a~~Liberty Street Administrator shall immediately become the successor Administrative Agent, whereupon such successor Administrative Agent shall succeed to the rights, powers and duties of the Administrative Agent and the term “Administrative Agent” shall mean such successor Administrative Agent~~, effective upon its appointment, and the former Administrative Agent’s rights, powers and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement~~. Upon resignation or replacement of any Administrative Agent in accordance with this Section 9.9, the retiring Administrative Agent shall execute or authorize the filing of such UCC-3 assignments and amendments, and assignments and amendments of the Transaction Documents, as may be necessary to give effect to its replacement by a successor Administrative Agent. After any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the provisions of Article VIII and this Article IX shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement.

Section 9.10. UCC Filings. Each of the Purchasers hereby expressly recognizes and agrees that the Administrative Agent may be designated as the secured party of record on the various UCC filings required to be made under this Agreement and the party entitled to amend, release and terminate the UCC filings under the Sale Agreement in order to perfect their respective interests in the Receivables, Collections and Related Security, that such designation shall be for administrative convenience only in creating a record or nominee holder to take certain actions hereunder on behalf of the Purchasers and that such listing will not affect in any way the status of the Purchasers as the true parties in interest with respect to the Pool Assets. In addition, such listing shall impose no duties on the Administrative Agent other than those expressly and specifically undertaken in accordance with this Article IX.

Section 9.11. Conflict Waivers. Scotiabank acts, or may in the future act: (i) as administrative agent for Liberty Street, (ii) as issuing and paying agent for Liberty Street’s Commercial Paper, (iii) to provide credit or liquidity enhancement for the timely payment for Liberty Street’s Commercial Paper and (iv) to provide other services from time to time for Liberty Street (collectively, the “Scotia Roles”). Each of the Administrative Agent and the Purchasers hereby acknowledges and consents to any and all Scotia Roles and agrees that in connection with any Scotia Role, Scotiabank may take, or refrain from taking, any action which it, in its discretion, deems appropriate, including, without limitation, in its role as administrative agent for Liberty Street, the giving of notice to the liquidity banks of a mandatory purchase pursuant to the Liquidity Agreement, and hereby acknowledges that neither Scotiabank nor any of its Affiliates has any fiduciary duties hereunder to any Purchaser (other than Liberty Street) arising out of any of the Scotia Roles.

ARTICLE X.

ASSIGNMENTS; PARTICIPATIONS

Section 10.1. Assignments.

(a) ~~Any~~Each of the parties hereby consents to any future assignment by Liberty Street to Scotiabank, individually or as liquidity agent for the banks from time to time party to the Liquidity Agreement, of all or any portion of Liberty Street’s rights and obligations hereunder. In addition to and not in limitation of the foregoing: (i) any Purchaser may at any time and from time to time, with the prior written consent of Administrative Agent (which consent shall not be unreasonably withheld or delayed), assign to one or more Eligible Assignees (each, an “Assignee Purchaser”) all or any part of its rights and obligations under this Agreement pursuant to an assignment agreement, substantially in the form set forth in Exhibit VI hereto (the “Assignment Agreement”) executed by such Assignee Purchaser and such selling Purchaser~~. So~~; and (ii) so long as no Amortization Event shall have occurred and be continuing, the consent of Seller (which consent shall not be unreasonably withheld or delayed) shall be required prior to the effectiveness of any such assignment other than to an existing Purchaser and other than as provided in the first sentence of this Section 10.1(a). Upon delivery of the executed Assignment Agreement to the Administrative Agent, such selling Purchaser shall be released from its obligations hereunder to the extent of such assignment. Thereafter the Assignee Purchaser shall for all purposes be a Purchaser party to this Agreement and shall have all the rights and obligations of a Purchaser under this Agreement to the same extent as if it were an original party hereto and thereto, and no further consent or action by Seller, the Purchasers or the Administrative Agent shall be required. Neither Seller nor the Servicer shall have the right to assign its rights or obligations under this Agreement. Purchasers may not assign all or any part of their rights or obligations under this Agreement other than as permitted by this Section 10.1.

(b) Notwithstanding any other provision of this Agreement to the contrary, any Purchaser may at any time pledge or grant a security interest in all or any portion of its rights (including, without limitation, rights to payment of principal and interest) under this Agreement to secure obligations of such Purchaser to a Federal Reserve Bank located in the United States of America, without notice to or consent of any other party hereto; provided that no such pledge or grant of a security interest shall release such Purchaser from any of its obligations hereunder or substitute any such pledgee or grantee for such Purchaser as a party hereto.

Section 10.2. Participations. Any Purchaser may, in the ordinary course of its business at any time sell to one or more Persons (each a “Participant”) participating interests in its Commitment and its Investments. Notwithstanding any such sale by a Purchaser of a participating interest to a Participant, such Purchaser’s rights and obligations under this Agreement shall remain unchanged, such Purchaser shall remain solely responsible for the performance of its obligations hereunder, and each of the parties hereto shall continue to deal solely and directly with such Purchaser in connection with such Purchaser’s rights and obligations under this Agreement. Each Purchaser agrees that any agreement between such Purchaser and any such Participant in respect of such participating interest shall not restrict such Purchaser’s right to agree to any amendment, supplement, waiver or modification to this Agreement, except for any amendment, supplement, waiver or modification described in Section 12.1(b)(i).

Section 10.3. Replacement of Purchaser. If (i) Seller becomes obligated to pay additional amounts to any Purchaser pursuant to Section 8.3, or any Purchaser gives notice of the occurrence of any circumstances described in Section 1.7, or (ii) any Purchaser does not consent to any matter requiring its consent under Section 12.1 when the Required Purchasers have otherwise consented to such matter, then Administrative Agent may within 90 days thereafter designate another bank or financial institution meeting the requirements of an Eligible Assignee (or otherwise reasonably acceptable to the Administrative Agent) (such other institution being called a “Replacement Purchaser”) to purchase the Capital of such Purchaser and such Purchaser’s rights hereunder, without recourse to or warranty by, or expense to, such Purchaser, for a purchase price equal to the outstanding Capital and Yield payable to such Purchaser plus any accrued but unpaid fees owed to such Purchaser and any other amounts payable to such Purchaser under this Agreement, and to assume all the obligations of such Purchaser hereunder, all in compliance with Section 10.1. Upon such purchase and assumption (pursuant to an Assignment Agreement), such Purchaser shall no longer be a party hereto or have any rights hereunder (other than rights with respect to indemnities and similar rights applicable to such Purchaser prior to the date of such purchase and assumption) and shall be relieved from all obligations to Seller hereunder, and the Replacement Purchaser shall succeed to the rights and obligations of such Purchaser hereunder.

ARTICLE XI.

GRANT OF SECURITY INTEREST

Section 11.1. Grant of Security Interest. In addition to any ownership interest which the Administrative Agent may from time to time acquire pursuant hereto, Seller hereby grants to the Administrative Agent for the ratable benefit of the Purchasers a continuing security interest in all of Seller’s right, title and interest in, to and under the Pool Assets, prior to all other liens on and security interests therein to secure the prompt and complete payment of the Aggregate Unpaids and the performance of all of Seller’s obligations under the Transaction Documents. The Administrative Agent is hereby authorized to file a financing statement naming Seller as the debtor and/or seller and describing the collateral covered thereby as “all personal property and the proceeds thereof”, “all assets and the proceeds thereof” or words of similar effect. The Administrative Agent and the Purchasers shall have, in addition to the rights and remedies that they may have under this Agreement, all other rights and remedies provided to a secured creditor under the UCC and other applicable law, which rights and remedies shall be cumulative.

ARTICLE XII.

MISCELLANEOUS

Section 12.1. Waivers and Amendments.

(a) No failure or delay on the part of the Administrative Agent, the Liberty Street Administrator or any Purchaser in exercising any power, right or remedy under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or remedy preclude any other further exercise thereof or the exercise of any other power, right or remedy. The rights and remedies herein provided shall be cumulative and nonexclusive of any rights or remedies provided by law. Any waiver of this Agreement shall be effective only in the specific instance and for the specific purpose for which given.

(b) No provision of this Agreement may be amended, supplemented, modified or waived except in writing in accordance with the provisions of this Section 12.1(b). This Agreement and the provisions hereof may only be amended, supplemented, modified or waived in a writing signed by the Seller, the Servicer, the Administrative Agent and the Required Purchasers; provided, however, that (i) ~~without the consent of any Purchaser, the Administrative Agent and Seller may amend this Agreement solely to add additional Persons as Purchasers hereunder;~~the Liberty Street Administrator’s signature on any amendment, supplement, modification or waiver shall have the same force and effect as the signature of any member of the Liberty Street Funding Group, (ii) the Administrative Agent, the Liberty Street Administrator and the Purchasers may enter into amendments to modify any of the terms or provisions of Article IX of this Agreement without the consent of Seller or Servicer, provided that ~~(x)~~ such amendment has no negative impact upon Seller or Servicer, and (~~y) unless an Amortization Event has occurred and is continuing, Seller shall have the right to consent to the appointment of a successor Administrative Agent, which consent shall not be unreasonably withheld, conditioned or delayed and (~~iii) without the consent of each Purchaser directly affected thereby~~,~~ (or, in the case of a member of the Liberty Street Funding Group, the Liberty Street Administrator), no such amendment supplement, modification or waiver shall (A) extend the Facility Termination Date or the date of any payment or deposit of Collections by the Seller or the Servicer, (B) reduce the rate or extend the time of payment of Yield (or any component of Yield), (C) reduce any ~~f~~Fee payable to the Administrative Agent or to or for the benefit of any Purchaser, (D) change the Capital of any Investment, (E) amend, modify or waive any provision of the definition of Required Purchasers or this Section 12.1(b), (F) consent to or permit the assignment or transfer by the Seller of any of its rights and obligations under this Agreement, (G) change the definition of “Commitment” ~~and~~or “Purchased Assets Coverage Percentage” or (H) amend or modify any defined term (or any defined term used directly or indirectly in such defined term) used in clauses (A) through (G) above in a manner that would circumvent the intention of the restrictions set forth in such clauses. Any modification or waiver made in accordance with this Section 12.1 shall be binding upon each of the parties hereto.

Section 12.2. Notices. Except as provided in this Section 12.2, all communications and notices provided for hereunder shall be in writing (including ~~email, bank wire, telecopy or~~by letter, facsimile, electronic mail or similar writing) and shall be given to the other parties hereto at their respective addresses or telecopy numbers set forth on the signature pages hereof or at such other address or telecopy number as such Person may hereafter specify for the purpose of notice to each of the other parties hereto. Each such notice or other communication shall be effective (a) if given by ~~telecopy~~facsimile or ~~email~~electronic mail, upon the receipt thereof, (b) if given by mail, ~~three~~five (~~3~~5) Business Days after the time such communication is deposited in the mail with first class postage prepaid or (c) if given by any other means, when received at the address specified in this Section 12.2. Seller hereby authorizes the Purchasers and the Liberty Street Administrator to effect Purchases and Yield Rate selections based on telephonic notices made by any Person whom the Administrative Agent or the Liberty Street Administrator, as the case may be, in good faith believes to be acting on behalf of Seller. Seller agrees to deliver promptly to the Administrative Agent and the Liberty Street Administrator a written confirmation of each telephonic notice signed by an Authorized Officer of Seller; provided, however, the absence of such confirmation shall not affect the validity of such notice. If the written confirmation differs from the action taken by ~~the Administrative Agent~~WFB or a member of the Liberty Street Funding Group, as the case may be, the records of the Administrative Agent or the Liberty Street Administrator, as applicable, shall govern absent manifest error.

Section 12.3. Ratable Payments. If any Purchaser, whether by setoff or otherwise, has payment made to it with respect to any portion of the Aggregate Unpaids owing to such Purchaser (other than payments received pursuant to Section 8.3 or 8.4) in a greater proportion than that received by any other Purchaser entitled to receive a ratable share of such Aggregate Unpaids, such Purchaser agrees, promptly upon demand, to purchase for cash without recourse or warranty a portion of such Aggregate Unpaids held by the other Purchasers so that after such purchase each Purchaser will hold its ratable proportion of such Aggregate Unpaids; provided that if all or any portion of such excess amount is thereafter recovered from such Purchaser, such purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest.

Section 12.4. Protection of Ownership and Security Interests.

(a) Seller agrees that from time to time, at its expense, it will promptly execute and deliver all instruments and documents, and take all actions, that may be necessary or desirable, or that the Administrative Agent or the Liberty Street Administrator may reasonably request, to perfect, protect or more fully evidence the Administrative Agent’s (on behalf of the Purchasers) ownership of or security interest in the Pool Assets, or to enable the Administrative Agent or the Purchasers to exercise and enforce their rights and remedies hereunder. At any time after the occurrence of an Amortization Event, the Administrative Agent may, or the Administrative Agent may direct Seller or the Servicer to, notify the Obligors of Receivables, at Seller’s expense, of the ownership or security interests of the Purchasers under this Agreement and may also direct that payments of all amounts due or that become due under any or all Receivables be made directly to the Administrative Agent or its designee. Seller or the Servicer (as applicable) shall, at any Purchaser’s request, withhold the identity of such Purchaser in any such notification.

(b) If any Seller Party fails to perform any of its obligations hereunder, the Administrative Agent, the Liberty Street Administrator or any Purchaser may (but shall not be required to) perform, or cause performance of, such obligations, and the Administrative Agent’s , the Liberty Street Administrator’s or such Purchaser’s costs and expenses incurred in connection therewith shall be payable by Seller as provided in Section 8.4. Each Seller Party irrevocably authorizes the Administrative Agent at any time and from time to time in the sole discretion of the Administrative Agent, and appoints the Administrative Agent as its attorney-in-fact, to act on behalf of such Seller Party (i) to execute on behalf of Seller as debtor and to file financing statements necessary or desirable in the Administrative Agent’s sole discretion to perfect and to maintain the perfection and priority of the interest of the Purchasers in the Receivables, including, financing statements describing as the collateral covered thereby “all of debtor’s personal property or assets” or words to that effect, not withstanding that such wording may be broader in scope than the Receivables described in this Agreement and (ii) to file a carbon, photographic or other reproduction of this Agreement or any financing statement with respect to the Receivables as a financing statement in such offices as the Administrative Agent in its sole discretion deems necessary or desirable to perfect and to maintain the perfection and priority of the interests of the Purchasers in the Receivables. This appointment is coupled with an interest and is irrevocable.

Section 12.5. Confidentiality.

(a) Each of the parties hereto shall maintain and shall cause each of its employees and officers to maintain the confidentiality of the Fee Letters and the other nonpublic, confidential or proprietary information with respect to the Originators, the Seller, the Performance Guarantor, the Administrative Agent, the Purchasers and their respective businesses obtained by it or them in connection with the structuring, negotiating and execution of the transactions contemplated herein, except that such party and its directors, officers and employees may disclose such information (i) to such party’s external accountants, attorneys, investors, potential investors and credit enhancers and the agents or advisors of such Persons, and (ii) as required by any applicable law or regulation or by any court, regulatory body or agency having jurisdiction over such party (including, without limitation, the filing of this Agreement with the SEC as an exhibit to an annual or quarterly report under the Securities Exchange Act of 1934); and provided, further, that such party shall have no obligation of confidentiality in respect of any information which may be generally available to the public or becomes available to the public through no fault of such party.

(b) Anything herein to the contrary notwithstanding, each Seller Party hereby consents to the disclosure of any nonpublic information with respect to it and any Originator (i) to the Administrative Agent, the Liberty Street Administrator and each of the Purchasers, (ii) to any prospective or actual assignee or participant of the Administrative Agent or any of the Purchasers, ~~and (~~iii) to any rating agency~~, and~~ who rates any Commercial Paper or other debt securities or to any Commercial Paper dealer, (iv) to any provider of a surety, guaranty or credit or liquidity enhancement to Liberty Street or any entity organized for the purpose of purchasing, or making loans secured by, financial assets for which any Committed Purchaser or any of their respective Affiliates acts as the administrative agent, (v) to a nationally recognized statistical rating organization in compliance with Rule 17g-5 under the Securities Exchange Act of 1934 (or to any other rating agency in compliance with any similar rule or regulation in any relevant jurisdiction), and (vi) to any officers, directors, employees, outside accountants, advisors and attorneys of any of the foregoing, provided each such Person is advised of the confidential nature of such information and~~,~~ (except in the case of   a Person described in ~~clause (ii~~clauses (iii) and (v) above~~,~~) agrees to be bound by the provisions of this Section 12.5. In addition, the Administrative Agent and the Purchasers may disclose any such nonpublic information pursuant to any law, rule, regulation, direction, request or order of any judicial, administrative or regulatory authority or proceedings (whether or not having the force or effect of law) ~~although each of them shall use commercially reasonable efforts to ensure, to the extent permitted given the circumstances, that any such information which is so disclosed is kept confidential.~~

Section 12.6. Limitation of Liability. Except with respect to any claim arising out of the willful misconduct or gross negligence of the Administrative Agent, the Liberty Street Administrator or any Purchaser, no claim may be made by any Seller Party or any other Person against the Administrative Agent or any Purchaser or their respective Affiliates, directors, officers, employees, attorneys or agents for any special, indirect, consequential or punitive damages in respect of any claim for breach of contract or any other theory of liability arising out of or related to the transactions contemplated by this Agreement, or any act, omission or event occurring in connection therewith; and each Seller Party hereby waives, releases, and agrees not to sue upon any claim for any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.

Section 12.7. CHOICE OF LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW YORK (WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS PRINCIPLES THEREOF OTHER THAN SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW WHICH SHALL APPLY HERETO) EXCEPT TO THE EXTENT THAT THE PERFECTION OF THE ADMINISTRATIVE AGENT’S SECURITY INTEREST IN THE COLLATERAL OR REMEDIES HEREUNDER IN RESPECT THEREOF ARE GOVERNED BY THE LAWS OF A JURISDICTION OTHER THAN THE STATE OF NEW YORK.

Section 12.8. CONSENT TO JURISDICTION. EACH SELLER PARTY HEREBY IRREVOCABLY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF ANY UNITED STATES FEDERAL OR STATE COURT SITTING IN THE BOROUGH OF MANHATTAN, NEW YORK, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY DOCUMENT EXECUTED BY SUCH PERSON PURSUANT TO THIS AGREEMENT AND EACH SELLER PARTY HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH COURT AND IRREVOCABLY WAIVES ANY OBJECTION IT MAY NOW OR HEREAFTER HAVE AS TO THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN SUCH A COURT OR THAT SUCH COURT IS AN INCONVENIENT FORUM. NOTHING HEREIN SHALL LIMIT THE RIGHT OF THE ADMINISTRATIVE AGENT, THE LIBERTY STREET ADMINISTRATOR OR ANY PURCHASER TO BRING PROCEEDINGS AGAINST ANY SELLER PARTY IN THE COURTS OF ANY OTHER JURISDICTION. ANY JUDICIAL PROCEEDING BY ANY SELLER PARTY AGAINST THE ADMINISTRATIVE AGENT, THE LIBERTY STREET ADMINISTRATOR OR ANY PURCHASER OR ANY AFFILIATE OF THE ADMINISTRATIVE AGENT OR ANY PURCHASER INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS AGREEMENT OR ANY DOCUMENT EXECUTED BY SUCH SELLER PARTY PURSUANT TO THIS AGREEMENT SHALL BE BROUGHT ONLY IN A COURT IN THE BOROUGH OF MANHATTAN, NEW YORK.

Section 12.9. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS AGREEMENT, ANY DOCUMENT EXECUTED BY ANY SELLER PARTY PURSUANT TO THIS AGREEMENT OR THE RELATIONSHIP ESTABLISHED HEREUNDER OR THEREUNDER.

Section 12.10. Integration; Binding Effect; Survival of Terms.

(a) This Agreement and each other Transaction Document contain the final and complete integration of all prior expressions by the parties hereto with respect to the subject matter hereof and shall constitute the entire agreement among the parties hereto with respect to the subject matter hereof superseding all prior oral or written understandings.

(b) This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns (including any trustee in bankruptcy). This Agreement shall create and constitute the continuing obligations of the parties hereto in accordance with its terms and shall remain in full force and effect until terminated in accordance with its terms; provided, however, that the rights and remedies with respect to (i) any breach of any representation and warranty made by any Seller Party pursuant to Article V, (ii) the indemnification and payment provisions of Article VIII, and Sections 12.6 through and including 12.9 shall be continuing and shall survive any termination of this Agreement.

Section 12.11. Counterparts; Severability; Section References. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same Agreement. Any provisions of this Agreement which are prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Unless otherwise expressly indicated, all references herein to “Article,” “Section,” “Schedule” or “Exhibit” shall mean articles and sections of, and schedules and exhibits to, this Agreement.

Section 12.12. PATRIOT Act. Each Purchaser that is subject to the requirements of the Act hereby notifies Seller and the Servicer that pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies Seller Parties, the Originators and their respective Subsidiaries, which information includes the name and address of Seller, the Originators their respective Subsidiaries and other information that will allow such Purchasers to identify such parties in accordance with the Act.

Section 12.13. Recourse Against Certain Parties. No recourse under or with respect to any obligation, covenant or agreement (including, without limitation, the payment of any ~~f~~Fees or any other obligations) of any Seller Party or Liberty Street contained in this Agreement or any other agreement, instrument or document entered into by it pursuant hereto or in connection herewith shall be had against any incorporator, affiliate, stockholder, officer, partner, member, manager, employee or director of any Seller Party or Liberty Street by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute or otherwise; it being expressly agreed and understood that the agreements of the Seller Parties or Liberty Street contained in this Agreement and all of the other agreements, instruments and documents entered into by it pursuant hereto or in connection herewith are, in each case, solely the corporate obligations of the Seller Parties or Liberty Street, as the case may be, and that no personal liability whatsoever shall attach to or be incurred by the Seller Parties, Liberty Street or any incorporator or organizer, stockholder, affiliate, officer, partner, member, manager, employee or director thereof under or by reason of any of the obligations, covenants or agreements of the Seller Parties contained in this Agreement or in any other such instruments, documents or agreements, or that are implied therefrom. By way of clarification, the foregoing sentence shall not limit recourse to any Seller Party for its respective obligations under this Agreement.

Section 12.14. Limitation on Payments. Notwithstanding any provisions contained in this Agreement to the contrary, Liberty Street shall not, and shall not be obligated to, pay any amount pursuant to this Agreement unless (a) Liberty Street has received funds which may be used to make such payment and which funds are not required to repay its Commercial Paper and advances under its Program Support Agreements when due and (b) after giving effect to such payment, either (i) there is sufficient liquidity availability (determined in accordance with the Program Support Agreements), under all of the liquidity facilities for Liberty Street’s Commercial Paper program, to pay the “Face Amount” (as defined below) of all outstanding Commercial Paper and advances under its Program Support Agreements when due or (ii) all Commercial Paper and advances under the Program Support Agreements are paid in full. Any amount which Liberty Street does not pay pursuant to the operation of the preceding sentence shall not constitute a claim (as defined in §101 of the Bankruptcy Code) against or limited liability company obligation of Liberty Street for any such insufficiency unless and until such payment may be made in accordance with clauses (a) and (b) above. The agreements in this Section shall survive termination of this Agreement and payment of all obligations hereunder. As used in this Section, the term “Face Amount” means, with respect to outstanding Commercial Paper or advances under Liberty Street’s Program Support Agreements, (x) the face amount of any such Commercial Paper issued on a discount basis, and (y) the principal amount of, plus the amount of all interest accrued and to accrue thereon to the stated maturity date of, any such Commercial Paper issued on an interest-bearing basis or any such advances under its Program Support Agreements.

~~[~~<Signature Pages Follow~~]~~>

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered by their duly authorized officers as of the date hereof.

CMC RECEIVABLES, INC., AS SELLER

By:
Name:
Title:

Address for Notices:
6565 N. MacArthur Blvd., Suite 800
Irving, TX 75039
Attn:	VP and Treasurer
Email:	louis.federle@cmc.com
Phone:	(214) 689-4370
Fax:	(214) ~~932-79~~689-5890

COMMERCIAL METALS COMPANY, AS THE SERVICER

By:
Name:
Title:

Address for Notices:
6565 N. MacArthur Blvd., Suite 800
Irving, TX 75039
Attn:	VP and Treasurer
Email:	louis.federle@cmc.com
Phone:	(214) 689-4370
Fax:	(214) ~~932-79~~689-5890

WELLS FARGO BANK, N.A., INDIVIDUALLY AS A PURCHASER AND AS ADMINISTRATIVE AGENT

By:
Name:	Eero Maki
Title:	Senior Vice President

Address for Notices:
Wells Fargo Bank, N.A.
6 Concourse Parkway, Suite 1450
Atlanta, GA 30328
Attention:	Eero Maki
Email:	rsgglobal@wachovia.com
Phone:	(404) 732-0821
Fax:	(404) 732-0801

THE BANK OF NOVA SCOTIA,
INDIVIDUALLY AS A COMMITTED PURCHASER AND AS LIBERTY STREET ADMINISTRATOR

By:
Name:
Title:

Address for Notices:

The Bank of Nova Scotia

711 Louisiana Street

Suite 1400

Houston, TX 77002

Attention: Justin Perdue

Email: justin_perdue@scotiacapital.com; liberty_street@scotiacapital.com

Phone: (713) 759-3452

Fax: (832) 426-6023

With a copy to:

The Bank of Nova Scotia

Director, Asset-Backed Finance

One Liberty Plaza, 26th Floor

New York, NY 10006

Attention: Darren Ward

Email: darren_ward@scotiacapital.com

Phone: (212) 225-5264

Fax: (212) 225-5274

Loan Administration Group -

Fundings/Paydown Notices, & Invoicing
VILMA PINDLING	CHERYL WILLIAMS
Tel: (212) 225-5410	Tel: (212) 225-5441
Fax: (212) 225-6465	Fax: (212) 225-6465
vilma_pindling@scotiacapital.com	cheryl_williams@scotiacapital.com

ALBERT LU	PARICHART SAENGMUENPETCH
Tel: (212) 225-5408	Tel: (212) 225-5456
Fax: (212) 225-6465	Fax: (212) 225-6465
albert_lu@scotiacapital.com	parichart_saengmuenpetch@scotiacapital.com

Asset Backed Finance -
Reporting and Compliance (Monthly Reports)
Please send e-mails to: liberty_street@scotiacapital.com
JUDY BOOKAL	WILLIAM SUN
ANALYST	ASSOCIATE
One Liberty Plaza	One Liberty Plaza
New York, NY	New York, NY
Tel: (212) 225-5462	Tel: (212) 225-5331
Fax: (212) 225-5290	Fax: (212) 225-5290
judy_bookal@scotiacapital.com	william_sun@scotiacapital.com

LIBERTY STREET FUNDING LLC, INDIVIDUALLY AS A PURCHASER

By:
Name:
Title:

Address for Notices:

Liberty Street Funding LLC

c/o Global Securitization Services, LLC

114 West 47th Street, Suite 2310

New York, New York 10036

Attention: Jill A. Russo

Email: jrusso@gssnyc.com; liberty_street@scotiacapital.com

Phone: (212) 295-2742

Fax: (212) 302-8767